EXHIBIT 10.1

THIRD AMENDED AND RESTATED MASTER CREDIT FACILITY AGREEMENT
(MAA II)

among

(i) MID-AMERICA APARTMENT COMMUNITIES, INC.,
a Tennessee corporation

and

(ii) MID-AMERICA APARTMENTS, LP,
a Tennessee limited partnership

and

PRUDENTIAL MULTIFAMILY MORTGAGE, INC.,
a Delaware corporation

and

FANNIE MAE

dated as of

January 4, 2010

TABLE OF CONTENTS

i

ARTICLE 7 RELEASES OF COLLATERAL		39
Section 7.01.	Right to Obtain Releases of Collateral	39
Section 7.02.	Procedure for Obtaining Releases of Collateral	39
Section 7.03.	Conditions Precedent to Release of Collateral Release Property from the Collateral	42
Section 7.04.	Substitutions	43
Section 7.05.	Conditions Precedent to Letters of Credit	49
ARTICLE 8 EXPANSION OF CREDIT FACILITY		51
Section 8.01.	Right to Increase Commitment	51
Section 8.02.	Procedure for Obtaining Increases in Commitment	51
Section 8.03.	Conditions Precedent to Increase in Commitment	52
ARTICLE 9 PARTIAL TERMINATION OF FACILITIES		53
Section 9.01.	Right to Complete or Partial Termination of Facilities	53
Section 9.02.	Procedure for Complete or Partial Termination of Facilities	53
Section 9.03.	Conditions Precedent to Complete or Partial Termination of Facilities	53
ARTICLE 10 TERMINATION OF CREDIT FACILITY		54
Section 10.01.	Right to Terminate Credit Facility	54
Section 10.02.	Procedure for Terminating Credit Facility	54
Section 10.03.	Conditions Precedent to Termination of Credit Facility	55
ARTICLE 11 GENERAL CONDITIONS PRECEDENT TO ALL REQUESTS		55
Section 11.01.	Conditions Applicable to All Requests	55
Section 11.02.	Delivery of Closing Documents Relating to Collateral Addition Request, Collateral Substitution Request, Credit Facility Expansion Request or Future Advance Request	57
Section 11.03.	Delivery of Property-Related Documents	57
ARTICLE 12 REPRESENTATIONS AND WARRANTIES		58
Section 12.01.	Representations and Warranties of Borrower	58
Section 12.02.	Representations and Warranties of Borrower	62
Section 12.03.	Representations and Warranties of Lender	65
ARTICLE 13 AFFIRMATIVE COVENANTS OF THE BORROWER		66
Section 13.01.	Compliance with Agreements	66
Section 13.02.	Maintenance of Existence	66
Section 13.03.	Maintenance of REIT Status	66
Section 13.04.	Financial Statements; Accountants’ Reports; Other Information	66
Section 13.05.	Certificate of Compliance	69
Section 13.06.	Maintain Licenses	69
Section 13.07.	Access to Records; Discussions With Officers and Accountants	69
Section 13.08.	Inform Lender of Material Events	70
Section 13.09.	Intentionally Omitted	71
Section 13.10.	Inspection	71
Section 13.11.	Compliance with Applicable Laws	71
Section 13.12.	Warranty of Title	71
Section 13.13.	Defense of Actions	72
Section 13.14.	Alterations to the Mortgaged Properties	72
Section 13.15.	ERISA.	73

-ii-

-iii-

-iv-

Section 23.16.	Decisions in Writing	104
Section 23.17.	Joint and Several Liability	104

-v-

EXHIBITS

Schedule I	Summary of Credit Facility Structure
Schedule II	Approved Swaps and Credit Enhancement Fee Schedule
Schedule III	Approved Caps
Exhibit A	Schedule of Mortgaged Properties and Initial Valuations
Exhibit B	Fixed Facility Note
Exhibit C	Intentionally Omitted
Exhibit D	Compliance Certificate
Exhibit E	Sample Facility Debt Service
Exhibit F	Organizational Certificate
Exhibit G	Intentionally Omitted
Exhibit H	Form of Future Advance and Revolving Credit Endorsement
Exhibit I	Variable Facility Note
Exhibit J	Tie-In Endorsement
Exhibit K	Conversion Request
Exhibit L	Conversion Amendment
Exhibit M	Rate Form
Exhibit N	Intentionally Omitted
Exhibit O	Advance Confirmation Instrument
Exhibit P	Future Advance Request
Exhibit Q	Collateral Addition Request
Exhibit R	Collateral Addition Description Package
Exhibit S	Collateral Addition Supporting Documents
Exhibit T	Collateral Release Request
Exhibit U	Confirmation of Obligations
Exhibit V	Credit Facility Expansion Request
Exhibit W	Variable Facility Termination Request
Exhibit X	Variable Facility Termination Document
Exhibit Y	Credit Facility Termination Request
Exhibit Z	Collateral Substitution Request
Exhibit AA	Schedule of Approved Property Management Agreements
Exhibit BB	Independent Unit Encumbrances
Exhibit CC	Reborrowing Request
Exhibit DD	Collateral Substitution Description Package
Exhibit EE	Collateral Substitution Supporting Documents
Exhibit FF	Reborrowing Amendment
Exhibit GG	Hedge Security Agreement
Exhibit HH	Form of Letter of Credit

-vi-

THIRD AMENDED AND RESTATED MASTER CREDIT FACILITY AGREEMENT
(MAA II)

THIS THIRD AMENDED AND RESTATED MASTER CREDIT FACILITY AGREEMENT is made as of the 4th day of January, 2010, to be effective as of March 1, 2010 by and among (i) (a) MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “REIT”) and (b) MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (“OP”; the REIT and OP being collectively referred to as the “Borrower”), (ii) PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation (“Lender”), and (iii) FANNIE MAE, the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq.

RECITALS

A.           Borrower and Lender entered into that certain Master Credit Facility Agreement dated as of August 22, 2002 (the “Original Agreement”), pursuant to which Lender agreed to make credit available to Borrower under the terms and conditions set forth in the Original Agreement.

B.           Borrower and Lender amended and restated the Original Agreement in its entirety as set forth in that certain Amended and Restated Master Credit Facility Agreement dated as of December 10, 2003 (the “First Amended and Restated Agreement”), which First Amended and Restated Agreement was subsequently amended and restated in its entirety as set forth in that certain Second Amended and Restated Master Credit Facility Agreement dated as of March 30, 2004 (the “Second Amended and Restated Agreement”).

C.           All of the Lender’s right, title and interest in the Original Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement have been assigned to Fannie Mae pursuant to those certain Assignments of Collateral Agreements and Other Loan Documents, dated as of August 22, 2002, December 10, 2003 and March 31, 2004, respectively (together, the “Assignment”).  Fannie Mae has not assumed any of the obligations of the Lender under the First Amended and Restated Agreement, the Second Amended and Restated Agreement or the Loan Documents as a result of the Assignment.  Fannie Mae has designated the Lender as the servicer of the loans made under the Original Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement.  Lender is entering into this Agreement in its capacity as the originator of any Future Advances made hereunder and as the servicer of the loans set forth herein.

D.           Pursuant to various amendments to the Original Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement, among other things various Mortgaged Properties (each capitalized term used but not defined has the meaning ascribed to such term in Article 1 of this Agreement) were added to the Collateral Pool.

E.           Borrower has requested that various terms and conditions of the Second Amended and Restated Agreement be modified.  Borrower and Lender now wish to amend and restate the Second Amended and Restated Agreement in its entirety.

F.           The REIT owns, directly and indirectly, ninety percent (90%) of the voting interests in OP.

G.           Borrower owns Multifamily Residential Properties as more particularly described in Exhibit A to this Agreement.

H.           Pursuant to the Original Agreement, Lender established a $198,192,000 credit facility, comprised of a $0 Fixed Facility Commitment and a $198,192,000 Variable Facility Commitment.

I.             Pursuant to various amendments to the Original Agreement, the First Amended and Restated Agreement and the Second Amended and Restated Agreement, Lender has increased the Credit Facility to $691,785,000, comprised of a $691,785,000 Variable Facility Commitment.

J.             Borrower intends to convert $50,000,000 of the Variable Facility Commitment to the Fixed Facility Commitment on March 1, 2010, which shall be reflected herein below.

K.           To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower has created a Collateral Pool in favor of Lender.  The Collateral Pool also secures Borrower’s obligations under that certain Third Amended and Restated Master Credit Facility Agreement between Lender, Borrower and Mid-America Apartments of Texas, L.P. dated as of March 30, 2004 (as amended, modified, restated and supplemented from time to time, the “Other Credit Agreement”).  The Collateral Pool is comprised of (i) Security Instruments on certain Multifamily Residential Properties owned by Borrower and (ii) any other Security Documents executed by Borrower pursuant to this Agreement or any other Loan Documents.

L.           Each of the Security Documents shall be cross-defaulted (i.e., a default under any Security Document, under this Agreement or under the Other Credit Agreement, shall constitute a default under each Security Document, and this Agreement) and cross-collateralized (i.e., each Security Instrument shall secure all of Borrower’s obligations under this Agreement, the other Loan Documents issued in connection with the Credit Facility and the Other Credit Agreement) and it is the intent of the parties to this Agreement that Lender may accelerate any Note without the necessity to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without the necessity to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender pursuant to the terms of this Agreement, the Other Credit Agreement, the Notes and the other Loan Documents.

M.           The provisions herein shall become effective as of March 1, 2010, on which date each MBS backed by a Variable Advance Outstanding as of January 4, 2010 shall have rolled over.  The Second Amended and Restated Agreement shall remain in effect until March 1, 2010.

NOW, THEREFORE, Borrower and Lender and Fannie Mae, in consideration of the mutual promises and agreements contained in this Agreement, hereby agree to amend and restate, in its entirety, the Second Amended and Restated Agreement as follows:

ARTICLE 1
DEFINITIONS

For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

“Additional Collateral Due Diligence Fees” shall have the meaning set forth in Section 16.03(b).

“Additional Mortgaged Property” means each Multifamily Residential Property owned by Borrower (either in fee simple or as tenant under a ground lease) meeting all of Lender’s requirements for similar loans anticipated to be sold to Fannie Mae and added to the Collateral Pool after the Third Amended and Restated Closing Date pursuant to Article 6.

“Advance” means a Variable Advance or a Fixed Facility Advance.

“Advance Confirmation Instrument” shall have the meaning set forth in Section 4.02.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period” means, for any specified date, the ratio (expressed as a percentage) of—

(a)	the aggregate of the Net Operating Income for the Trailing 12 Month Period for the Mortgaged Properties

to

(b)           the Facility Debt Service on the specified date.

“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of—

(a)           the Advances Outstanding on the specified date,

to

(b)	the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

“Agreement” means this Third Amended and Restated Master Credit Facility Agreement, as it may be amended, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to this Agreement, each of which is hereby incorporated into this Agreement by this reference.

“Allocable Facility Amount” means the portion of the Credit Facility allocated to a particular Mortgaged Property by Lender in accordance with this Agreement.

 “Amortization Period” means, with respect to each Fixed Facility Advance, the period of not less than twenty-five (25) years and not more than thirty (30) years.

“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws, (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by this Agreement or any of the other Loan Documents.

“Appraisal” means an appraisal of Multifamily Residential Property conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.

“Appraised Value” means the value set forth in an Appraisal.

“Approved Caps” shall have the meaning set forth in Section 21.07.

“Approved Cap Schedule” means the schedule of Approved Caps attached to this Agreement as Schedule III.

“Approved Swaps and Credit Enhancement Fee Schedule” means the schedule of Approved Swaps and Credit Enhancement Fees attached to this Agreement as Schedule II.

“Borrower” means, individually and collectively, the REIT and OP.

“Business Day” means a day on which Fannie Mae is open for business.

“Calendar Quarter” means, with respect to any year, any of the following three (3) month periods:  (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.

“Cap” means an interest rate cap provided pursuant to, and satisfying the requirements of, Article 21.

“Cap Rate” means, for each Mortgaged Property, a capitalization rate reasonably selected by Lender for use in determining the Valuations, as disclosed to Borrower from time to time.

“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.

“Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae.

“Cash Commitment” shall have the meaning set forth in Section 4.01(c).

“Cash Interest Rate” means, on the date of determination, a rate of interest, per annum, established by Fannie Mae for loans purchased for cash by Fannie Mae of similar characteristics then offered by Fannie Mae.

 “Change of Control” means the earliest to occur of: (a) the date on which the REIT ceases for any reason whatsoever to be the sole general partner or managing member of the OP or ceases to own, directly or indirectly, one hundred percent (100%) of the sole general partner or managing member of the OP, or (b) the date on which an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than twenty-five percent (25%) of the total Voting Equity Capital (or of any other Securities or ownership interest) of any Borrower then outstanding, or (c) the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors or an equivalent governing body) of the REIT or OP over a one (1) year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the REIT or OP then still in office who either were members of such board of directors at the beginning of such one (1) year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (d) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively).

“Closing Date” means the Initial Closing Date, the Third Amended and Restated Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a request is required to take place.

“Collateral” means, the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

“Collateral Addition Fee” means, with respect to each Additional Mortgaged Property added to the Collateral Pool in accordance with Article 6 —

(a)           65 basis points (0.65), multiplied by

(b)	Allocable Facility Amount of the Additional Mortgaged Property, as determined by Lender;

Provided however, if a Collateral Addition Property is added to the Collateral Pool in conjunction with such Mortgaged Property being released from the collateral pool under the Other Credit Agreement, the Collateral Addition Fee shall be waived for the aggregate of the first six (6) transactions which are either Mortgaged Properties transferred from the Collateral Pool under this Agreement to the collateral pool under the Other Credit Agreement, or Mortgaged Properties transferred from the collateral pool under the Other Credit Agreement to the Collateral Pool under this Agreement.

“Collateral Addition Loan Documents” means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates required by Lender in connection with the addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 6.

“Collateral Addition Request” shall have the meaning set forth in Section 6.02(a).

“Collateral Pool” means the aggregate total of the Collateral.

“Collateral Release Property” shall have the meaning set forth in Section 7.02(a).

“Collateral Release Request” shall have the meaning set forth in Section 7.02(a).

“Collateral Substitution Fee” means, with respect to any substitution effected in accordance with Section 7.04, a fee equal to 65 basis points (0.65) multiplied by the Allocable Facility Amount of the Substituted Mortgage Property added to the Collateral Pool; provided however, if a Substituted Mortgaged Property is added to the Collateral Pool in conjunction with such Mortgaged Property being released from the collateral pool under the Other Credit Agreement, the Collateral Substitution Fee shall be waived for the aggregate of the first six (6) transactions which are either Mortgaged Properties transferred from the Collateral Pool under this Agreement to the collateral pool under the Other Credit Agreement, or Mortgaged Properties transferred from the collateral pool under the Other Credit Agreement to the Collateral Pool under this Agreement..

“Commitment” means, at any time, the sum of the Fixed Facility Commitment and the Variable Facility Commitment.

“Complete Fixed Facility Termination” shall have the meaning set forth in Section 9.02(a).

“Complete Variable Facility Termination” shall have the meaning set forth in Section 9.02(a).

“Compliance Certificate” means a certificate of Borrower in the form attached as Exhibit D to this Agreement.

“Concentration Test” means (x) during the period Section 22.01(a) of this Agreement is in effect, there shall be no concentration test when the aggregate Advances Outstanding are $100,000,000 or less and (y) during the period Section 22.01(a) of this Agreement is no longer in effect or when the Aggregate Advances Outstanding are greater than $100,000,000, the Concentration Test shall be:

(a)           Borrower shall at all times maintain the Collateral so that the aggregate Valuations of any group of Mortgaged Properties located within a one (1) mile radius shall not exceed twenty-five percent (25%) of the aggregate Valuations of all Mortgaged Properties.

(b)           Borrower shall at all times maintain the Collateral so that the Valuation of any one Mortgaged Property shall not exceed twenty percent (20%) of the aggregate Valuations of all Mortgaged Properties.

“Conversion Documents” has the meaning specified in Section 3.07(b).

“Conversion Request” has the meaning specified in Section 3.07(a).

“Coupon Rate” means, with respect to a Variable Advance, the imputed interest rate determined by Lender pursuant to Section 2.05 for the Variable Advance and, with respect to a Fixed Facility Advance backed by an MBS, the interest rate determined by Lender pursuant to Section 3.05 for the Fixed Facility Advance.

“Coverage and LTV Tests” mean, for any specified date, each of the following financial tests:

(a)	The Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period is not less than one hundred forty percent (140%).

(b)           The Aggregate Loan to Value Ratio does not exceed sixty-five percent (65%) subject to the provisions of Section 15.03.

“Credit Enhancement Fee” means the fee due from Borrower in consideration for Fannie Mae’s providing credit enhancement of the Credit Enhanced Hedges, as more particularly set forth on the Approved Swaps and Credit Enhancement Fee Schedule attached to this Agreement.

“Credit Enhanced Hedge” means any Hedge executed by Borrower and assigned to Lender which Fannie Mae has agreed to credit enhance.

“Credit Facility” means the Fixed Facility and the Variable Facility.

“Credit Facility Expansion” means an increase in the Commitment made in accordance with Article 8.

“Credit Facility Expansion Loan Documents” means amendments to the Variable Facility Note or the Fixed Facility Note, as the case may be, increasing the amount of such Note to the amount of the Commitment, as expanded in accordance with Article 8 and amendments to the Security Instruments, increasing the amount secured by such Security Instruments to the amount of the Commitment.

“Credit Facility Expansion Request” shall have the meaning set forth in Section 8.02(a).

 “Credit Facility Termination Request” shall have the meaning set forth in Section 10.02(a).

“Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)	the aggregate of the Net Operating Income for the preceding twelve (12) month period for the subject Mortgaged Property to

(b)
the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount for the subject Mortgaged Property.

“Discount” means, with respect to any Variable Advance, an amount equal to the excess of —

(a)           the face amount of the MBS backed by the Variable Advance, over

(b)           the Price of the MBS backed by the Variable Advance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any event defined to be an “Event of Default” under Article 17.

“Facility Debt Service” means, as of any specified date, the sum of:

(a)
the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes:

(i)
(A)      with respect to Variable Advances (or portions thereof) that are not part of the Hedge Requirement Amount, each Variable Advance (or portion thereof) shall be deemed to require level monthly payments of principal and interest (at the Coupon Rate for the Variable Advance (or portion thereof)) in an amount necessary to fully amortize the original principal amount of the Variable Advance (or portion thereof) over a thirty (30) year period, with such amortization deemed to commence on the first day of the twelve (12) month period; and

(B)      with respect to Variable Advances (or portions thereof) that are part of the Hedge Requirement Amount (x) for which Borrower has obtained a Swap, each such Variable Advance (or portion thereof) shall be deemed to require level monthly payments of principal and interest at the Swap Rate in an amount necessary to fully amortize the original principal amount of the Variable Advance (or portion thereof) over a thirty (30) year period, with such amortization deemed to commence on the first day of the twelve (12) month period; or (y) for which Borrower has obtained a Cap, each such Variable Advance (or portion thereof) shall be deemed to require level monthly payments of principal and interest (at the lesser of the Coupon Rate and the stated price of the relevant Cap) in an amount necessary to fully amortize the original principal amount of the Variable Advance (or portion thereof) over a thirty (30) year period, with such amortization deemed to commence on the first day of the twelve (12) month period;

(ii)
each Fixed Facility Advance shall require level monthly payments of principal and interest (at the Coupon Rate for a Fixed Facility Advance backed by an MBS or the Cash Interest Rate for a Fixed Facility Advance with a cash execution) in an amount necessary to fully amortize the original principal amount of the Fixed Facility Advance over a thirty (30) year period, with such amortization to commence on the first day of the twelve (12) month period;

(iii)	in connection with any Swap or Cap, the Swap Rate or the Cap Interest Rate shall be calculated in accordance with Section 21.02(c) or Section 21.02(d), respectively; and

(b)
the amount of the Standby Fee and Rate Preservation Fee payable to Lender pursuant to Section 16.01 during such twelve (12) month period (assuming, for these purposes, that the Advances Outstanding throughout the twelve (12) month period are always equal to the amount of Advances Outstanding on the specified date).

Exhibit E to this Agreement contains an example of the determination of the Facility Debt Service.

“Facility Termination Fee” means, with respect to a reduction in either the Variable Facility Commitment or the Fixed Facility Commitment pursuant to Article 9 or Article 10, an amount equal to the product obtained by multiplying —

(a)	the reduction in the Variable Facility Commitment and any undrawn portion of the Fixed Facility Commitment, by

(b)           18 basis points (0.18), by

(c)           the present value factor calculated using the following formula:

   1 - (1 + r)-n
r

                      [r = Yield Rate

n =           the number of years (counting any partial year as a full year) remaining between the Closing Date for the reduction in the Commitment and the Variable Facility Termination Date shown on the Summary of Credit Facility Structure.

The “Yield Rate” means the rate, determined as of March 1, 2010, on the U.S. Treasury security having a maturity closest to the applicable Variable Facility Termination Date as shown on Schedule I.]

“Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq.

“Financial Covenants” means the covenants set forth in Article 15.

“Fixed Facility” means the agreement of Lender to make Fixed Facility Advances to Borrower pursuant to Section 3.01.

“Fixed Facility Advance” means a loan made by Lender to Borrower under the Fixed Facility Commitment.

“Fixed Facility Availability Period” means the applicable fixed facility availability period shown on the Summary of Credit Facility Structure attached hereto.

“Fixed Facility Commitment” means $50,000,000.00, subject to the conversion taking place described in Recital J or $0 in the event that the conversion does not take place, plus such amount as Borrower may elect to add to the Fixed Facility Commitment in accordance with Article 3 or Article 8.

“Fixed Facility Fee” means the applicable fixed facility fee shown on the Summary of Credit Facility Structure as adjusted, if applicable, as set forth in Section 15.03 of this Agreement.

“Fixed Facility Note” means a promissory note, in the form attached as Exhibit B to this Agreement, which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Facility Advance, to evidence Borrower’s obligation to repay the Fixed Facility Advance.

“Future Advance” means an Advance made after the Third Amended and Restated Closing Date.

“Future Advance Request” shall have the meaning set forth in Section 5.02.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

“General Conditions” shall have the meaning set forth in Article 11.

“Geographical Diversification Requirements” means (a) (x) during the period Section 22.01(a) of this Agreement is in effect, there shall be no Geographical Diversification  Requirement when the aggregate Advances Outstanding are $100,000,000 or less and (y) during the period Section 22.01(a) of this Agreement is no longer in effect, at all times that aggregate Advances Outstanding are $100,000,000 or less, a requirement that the Collateral Pool consist of at least five (5) Mortgaged Properties located in at least four (4) states, (b) at all times that aggregate Advances Outstanding are more than $100,000,000 and equal to or less than $200,000,000, a requirement that the Collateral Pool consist of at least seven (7) Mortgaged Properties located in at least four (4) states, (c) at all times that aggregate Advances Outstanding are more than $200,000,000 and equal to or less than $300,000,000, a requirement that the Collateral Pool consist of at least twelve (12) Mortgaged Properties located in at least six (6) states, and (d) at all times that aggregate Advances Outstanding are more than $300,000,000, a requirement that the Collateral Pool consist of at least twenty-five (25) Mortgaged Properties located in at least seven (7) states.

“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.

“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Gross Revenues” means, for any specified period and for any specified purpose, with respect to any Multifamily Residential Property, all income in respect of such Multifamily Residential Property determined in accordance with the Underwriting Requirements based on the certified operating statement for such specified period.

“Hazardous Materials,” with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Materials Law,” with respect to any Mortgaged Property, shall have the meaning given that term in the Security Instrument encumbering the Mortgaged Property.

“Hazardous Substance Activity” means any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on any Mortgaged Property in violation of Hazardous Materials Laws, including the discharge of any Hazardous Materials emanating from any Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on any Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.

“Hedge” means a Swap, a Cap or a combination of a Swap and a Cap, or another interest rate protection instrument satisfying the requirements of Article 21.

“Hedge Documents” has the meaning set forth in Section 21.02.

“Hedge Requirement Amount” means the amount by which the Variable Facility Commitment exceeds, when added to the “Variable Facility Commitment” under the Other Credit Facility, $441,756,000.

“Hedge Security Agreement” means, with respect to a Hedge, the Interest Rate Hedge Security, Pledge and Assignment Agreement between Borrower and Lender, for the benefit of Lender, in the form attached as Exhibit GG to this Agreement as such agreement may be amended, modified, supplemented or restated from time to time.

“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:

(a)
indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);

(b)	other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument;

(c)
obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;

(d)	obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;

(e)	liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and

(f)
as to any Person (“guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Owner in good faith.

“Initial Advance” means the Variable Advance in the amount of $636,753,000, subject to the conversion taking place described in Recital J, or $686,753,000 in the event that the conversion does not take place, and the Fixed Advance in the amount of $50,000,000, subject to the conversion taking place described in Recital J or $0 in the event that the conversion does not take place, Outstanding as of the Third Amended and Restated Closing Date.

“Initial Closing Date” means August 22, 2002.

  “Initial Mortgaged Properties” means the Multifamily Residential Properties described on Exhibit A to this Agreement and which represent the Multifamily Residential Properties which comprise the Collateral Pool on the date hereof.

“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.

“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool, as set forth in Exhibit A to this Agreement.

“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.  Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.

“Issuer” shall have the meaning set forth in Section 7.05(a).

“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Lender” shall have the meaning set forth in the first paragraph of this Agreement, but shall refer to any replacement Lender if the initial Lender is replaced pursuant to the terms of Section 19.04.

“Letter of Credit” means a letter of credit issued by a financial institution satisfactory to Fannie Mae, naming Fannie Mae as beneficiary in substantially the same form and substance as attached hereto as Exhibit HH, or as otherwise reasonably and customarily acceptable to Fannie Mae.

“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).

“Loan Documents” means this Agreement, the Notes, the Advance Confirmation Instruments for the Variable Advances, the Security Documents, all documents executed by Borrower pursuant to the General Conditions set forth in Article 11 of this Agreement and any other documents executed by Borrower from time to time in connection with this Agreement or the transactions contemplated by this Agreement.

“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —

(a)	the Allocable Facility Amount of the subject Mortgaged Property on the specified date,

to

(b)	the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.

“Loan Year” means the twelve (12) month period from the first day of the first calendar month after the Initial Closing Date to and including the last day before the first anniversary of the Initial Closing Date, and each twelve (12) month period thereafter.

“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of Borrower, (b) the present or future ability of Borrower to perform the Obligations for which it is liable, (c) the validity, priority, perfection or enforceability of this Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.

“MBS” means a mortgage-backed security which is “backed” by an interest in the Variable Facility Notes and the Fixed Facility Notes executed in connection with a mortgage-backed security execution and the Collateral Pool securing the Notes, which interest permits the holder of the MBS to participate in the Notes and the Collateral Pool to the extent of such Advance.

“MBS Commitment” shall have the meaning set forth in Section 4.01(c).

“MBS Imputed Interest Rate” shall have the meaning set forth in Section 2.05(a).

“MBS Issue Date” means the date on which an MBS is issued by Fannie Mae.

“MBS Delivery Date” means the date on which an MBS is delivered by Fannie Mae.

“MBS Pass-Through Rate” for a Fixed Facility Advance means the interest rate as determined by Lender (rounded to three places) payable in respect of the MBS issued pursuant to the MBS Commitment backed by the Fixed Facility Advance as determined in accordance with Section 4.01.

“Mortgaged Properties” means, collectively, the Additional Mortgaged Properties, the Substituted Mortgaged Properties and the Initial Mortgaged Properties, but excluding each Collateral Release Property from and after the date of the release of the Collateral Release Property from the Collateral Pool.

“Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae.

“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period.  If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

“Note” means any Fixed Facility Note or the Variable Facility Note.

“Obligations” means the aggregate of the obligations of Borrower under this Agreement and the other Loan Documents.

“Operating Expenses” means, for any period, with respect to any Multifamily Residential Property, all expenses in respect of the Multifamily Residential Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee and deposits to the Replacement Reserves (whether funded or not), are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

“Organizational Certificate” means a certificate of Borrower in the form attached as Exhibit F to this Agreement.

“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (a) with respect to a corporation, its articles of incorporation and bylaws, (b) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (c) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (d) with respect to a limited liability company, its articles of organization and operating agreement.

 “Outstanding” means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, promissory notes or other debt instruments which have been issued, or Advances which have been made, but have not been repaid in full as of the specified date.

“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.

“PBGC”  means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or Borrower’s business.

“Permitted Investments” means the following (excluding the exceptions set out in under the heading, “Exclusions from Permitted Investments” below):

(a)           Government Obligations.  Direct obligations of, and obligations on which the full and timely payment of principal and interest is unconditionally guaranteed by, the full faith and credit of the United States of America.  These obligations must be rated in the Highest Rating Category.

(b)           Bank Deposits.  Interest-bearing negotiable certificates of deposit, interest-bearing time deposits, interest-bearing savings accounts or bankers’ acceptances, issued by a Qualified Financial Institution whose unsecured short-term obligations are rated in the Highest Rating Category.  Interest-bearing negotiable certificates of deposit, interest-bearing time deposits or interest-bearing savings accounts, issued by a Qualified Financial Institution, if such deposits or accounts are fully insured by the Federal Deposit Insurance Corporation.

(c)           Money Market Funds.  Money market mutual funds registered under the Investment Company Act of 1940 approved in writing by Fannie Mae, which shall be invested solely in government or treasury obligations.

(d)           Any other Investment Approved by Fannie Mae.  Any other investment approved by Fannie Mae.

Exclusions From Permitted Investments.

Permitted Investments may not include any of the following:

(1)           Any investment with a final maturity or any agreement with a term greater than thirty (30) days from the date of the investment.  This exclusion does not apply to (a) obligations that provide for the optional or mandatory tender, at par, by the holder at least once within thirty (30) days of the date of purchase, and (b) Government Obligations irrevocably deposited with a bond trustee for the defeasance of Bonds pursuant to a bond trust indenture.

(2)           Any obligation (other than obligations described in paragraphs (a) and (b)) with a purchase price greater or less than the par value of such obligation.

(3)           Mortgage-backed securities, real estate mortgage investment conduits or collateralized mortgage obligations.

(4)           Interest-only or principal-only stripped securities.

(5)           Obligations bearing interest at inverse floating rates.

(6)           Any investment which may be prepaid or called at a price less than its purchase price prior to stated maturity.

(7)           Any investment the interest rate on which is variable, and is established other than by reference to a single interest rate index plus a single fixed spread, if any, and which interest rate moves proportionately with that index.

(8)           Any investment to which Standard & Poor has added an “r” highlighter (denotes a derivative, hybrid and certain other obligations Standard & Poor believes may experience high volatility or high variability in expected returns as a result of noncredit risks).

“Permitted Liens” means, with respect to a Mortgaged Property, (a) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender, (b) the Security Instrument encumbering the Mortgaged Property, (c) any other Liens approved by Lender, and (d) Leases.

“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).

“Potential Event of Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Price” means, with respect to an Advance, the proceeds of the sale of the MBS backed by the Advance.

“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Property Delivery Deadline” shall have the meaning set forth in Section 7.04(b)(iv)(B).

“Qualified Financial Institution” means any of the following having a senior unsecured debt rating in the Highest Rating Category and approved by Fannie Mae:

(a)           bank or trust company organized under the laws of any state of the United States of America,

(b)           national banking association,

(c)           savings bank, a savings and loan association, or an insurance company or association chartered or organized under the laws of any state of the United States of America,

(d)           federal branch or agency pursuant to the International Banking Act of 1978 or any successor provisions of law or a domestic branch or agency of a foreign bank which branch or agency is duly licensed or authorized to do business under the laws of any state or territory of the United States of America,

(e)           government bond dealer reporting to, trading with, and recognized as a primary dealer by the Federal Reserve Bank of New York, and

(f)           securities dealer approved in writing by Fannie Mae the liquidation of which is subject to the Securities Investors Protection Corporation or other similar corporation.

For the purposes of this definition, “Highest Rating Category” shall mean a Standard & Poor rating category of “A-1+” for instruments having a term of one year or less and “AAA” for instruments having a term of greater than one year, and a Moody’s rating category of “P-1” for instruments having a term of one year or less and “Aaa” for instruments having a term greater than one year.

“Rate Form” shall have the meaning set forth in Section 4.01(c).

“Rate Preservation Fee” means, an amount equal to the product obtained by multiplying:  (a) 1/12, by (b) 15 basis points (0.15), by (c) the Reserved Amount.  The Rate Preservation Fee shall be paid monthly in arrears.

“Rate Setting Date” shall have the meaning set forth in Section 4.01(b).

“Reborrowing Documents” shall have the meaning set forth in Section 2.08(b).

“Reborrowing Request” shall have the meaning set forth in Section 2.08(a).

“REIT” means Mid-America Apartment Communities, Inc., a Tennessee corporation.

“Release Fee” means, with respect to each Mortgaged Property released from the Collateral Pool pursuant to Article 7, a fee equal to $15,000.  Provided however, if a Collateral Release Property is released from the Collateral Pool in conjunction with such Mortgaged Property being added to the collateral pool under the Other Credit Agreement, the Release Fee shall be waived for the aggregate of the first three (3) transactions which are either Mortgaged Properties transferred from the Collateral Pool under this Agreement to the collateral pool under the Other Credit Agreement, or Mortgaged Properties transferred from the collateral pool under the Other Credit Agreement to the Collateral Pool under this Agreement.

“Release Price” shall have the meaning set forth in Section 7.02(c).

“Rent Roll” means, with respect to any Multifamily Residential Property, a rent roll prepared and certified by the owner of the Multifamily Residential Property on a form approved by Lender and substantially the same as what has previously been submitted by Borrower to Lender.

“Replacement Reserve Agreement” means a Replacement Reserve and Security Agreement, reasonably required by Lender, and completed in accordance with the requirements of Lender for similar loans anticipated to be sold to Fannie Mae, as the same may be amended, modified or supplemented from time to time.

“Request” means a Collateral Addition Request, a Collateral Substitution Request, a Collateral Release Request, a Conversion Request, a Credit Facility Expansion Request, a Credit Facility Termination Request, a Future Advance Request, a Reborrowing Request or a Variable Facility Termination Request.

“Reserved Amount” means $0.  The Fixed Facility Fee and the Variable Facility Fee shall not increase with respect to the Reserved Amount in the event of an Expansion for so long as Borrower timely pays the Rate Preservation Fee on the Reserved Amount.

“Revolving Credit Endorsement” means an endorsement to a Title Insurance Policy which contains substantially the same coverages, and is subject to substantially the same or fewer exceptions (or such other exceptions as Lender may approve), as the form attached as Exhibit H to this Agreement.

“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.

“Security Documents” means the Security Instruments, the Hedge Security Agreement, the Replacement Reserve Agreements and any other documents executed by Borrower from time to time to secure Borrower’s obligations under the Loan Documents.

“Security Instrument” means, for each Mortgaged Property, a separate Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents.  With respect to each Mortgaged Property owned by Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located.  The amount secured by the Security Instrument shall be equal to the Commitment in effect from time to time.

“Senior Management” means (a) the Chief Executive Officer, Chairman of the Board, President, Chief Financial Officer and Chief Operating Officer of the REIT or OP and (b) any other individuals with responsibility for any of the functions typically performed in a corporation by the officers described in clause (a).

“Single-Purpose” means, with respect to a Person which is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:

(a)	has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;

(b)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;

(c)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;

(d)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

(e)	has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(f)	has not commingled its assets or funds with those of any other Person;

(g)	has accurately maintained its own bank accounts and books and accounts separate from those of any other Person;

(h)	has paid its own liabilities from its own separate assets;

(i)
has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(j)	has not identified itself as being a division or a part of any other Person;

(k)	has not identified any other Person as being a division or a part of such Person;

(l)	has been adequately capitalized in light of its contemplated business operations;

(m)
has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(n)	has not acquired obligations or securities of any other Person;

(o)	in relation to Borrower, except for loans made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;

(p)
has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(q)	has conducted its own business in its own name;

(r)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations;

(s)	has allocated fairly and reasonably any overhead for shared office space;

(t)	has not pledged its assets for the benefit of any other entity or made any loans or advances to any person or entity;

(u)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code;

(v)	has not acquired obligations or securities of its partners or Affiliates; and

(w)	has corrected any known misunderstanding regarding its separate identity.

“SMSA” means a “standard metropolitan statistical area,” as defined from time to time by the United States Office of Management and Budget.

“Standby Fee” means, for any month, an amount equal to the sum obtained by adding the product of (a) 1/12, by (b) the amount shown as the Standby Fee on the Summary of Credit Facility Structure, by (c) the Unused Capacity.

“Subsequent Hedge” has the meaning set forth in Section 21.01.

“Subsidiary” means, when used with reference to a specified Person, (a) any Person that, directly or indirectly, through one (1) or more intermediaries, is controlled by the specified Person, (b) any Person of which the specified Person is, directly or indirectly, the owner of more than fifty percent (50%) of any voting class of Ownership Interests or (c) any Person (A) which is a partnership and (B) of which the specified Person is a general partner and owns more than fifty percent (50%) of the partnership interests.

“Substitute Cash Collateral” has the meaning set forth in Section 7.02.

“Substituted Mortgaged Property” means each Multifamily Residential Property owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of the requirements of Lender for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Third Amended and Restated Closing Date in connection with a substitution of Collateral as permitted by Section 7.04 of this Agreement.

“Summary of Credit Facility Structure” means the summary of credit facility structure attached to this Agreement as Schedule I.

“Surveys” means the as-built surveys of the Mortgaged Properties prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.

“Swap” means an interest rate swap provided pursuant to and satisfying the requirements of Article 21 of this Agreement.

“Swap Rate” has the meaning set forth in Section 21.02.

“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.

“Term of this Agreement” shall be determined as provided in Section 23.10 to this Agreement.

“Termination Date” means, at any time during which Fixed Facility Advances are Outstanding, the latest maturity date for any Fixed Facility Advance Outstanding, and, at any time during which Fixed Facility Advances are not Outstanding, the Variable Facility Termination Date, but in no event later than December 1, 2018.

“Third Amended and Restated Closing Date” means March 1, 2010.

“Three-Month LIBOR Rate” means the London interbank offered rate for three (3) month U.S. dollar deposits, as such rate is reported in The Wall Street Journal.  In the event that a rate is not published for Three-Month LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected by Lender for similar loans that are anticipated to be sold to Fannie Mae.  If the publication of Three-Month LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender for similar loans that are anticipated to be sold to Fannie Mae.

“Tie-In Endorsement” means an endorsement to a Title Insurance Policy which contains substantially the same coverages, and is subject to substantially the same or fewer exceptions (or such other exceptions as Lender may approve), as the form attached as Exhibit J to this Agreement.

“Title Company” means Fidelity National Title Insurance Company of New York.

“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including Revolving Credit Endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in the Conditions of the policy relating to a Determination and Extent of Liability) equal to the Commitment (taking into account Tie-In Endorsements).

“Trailing 12 Month Period” means, for any specified date, the twelve (12) month period ending with the last day of the most recent Calendar Quarter for which financial statements have been delivered by Borrower to Lender pursuant to Section 13.04(c) and Section 13.04(d).

“Transfer” means (a) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien, encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof, or (b) a sale, assignment, pledge, transfer or other disposition of any interest in Borrower, or (c) the issuance or other creation of new ownership interests in Borrower other than (i) sales of the stock of the REIT on the New York Stock Exchange or (ii) private placements of ownership interests in Borrower that do not result in a Change of Control or any other partnership, corporation, real estate investment trust or other entity that has a direct or indirect ownership interest in Borrower, or (d) a merger or consolidation of Borrower into another entity or of another entity into Borrower, or (e) the reconstitution of Borrower from one type of entity to another type of entity, or (f) the amendment, modification or any other change in the governing instrument or instruments of such Person which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Person.  “Transfer” does not include (A) a conveyance of the Mortgaged Property at a judicial or non-judicial foreclosure sale under any Security Instrument or (B) the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the United States Bankruptcy Code.

“Underwriting Requirements” means Lender’s overall underwriting requirements for Multifamily Residential Properties in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, environmental site assessments, and exit strategies, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.

“Unused Capacity” means, for any month, the sum of the daily average during such month of (a) the undrawn amount of the Variable Facility Commitment available under Article 2 of this Agreement for the making of Variable Advances plus (b) the undrawn amount of the Fixed Facility Commitment available under Article 3 of this Agreement for the making of Fixed Facility Advances, without regard to any unclosed Requests or to the fact that a Request must satisfy conditions precedent.

“Valuation” means, for any specified date, with respect to a Multifamily Residential Property, (a) if an Appraisal of the Multifamily Residential Property was more recently obtained than a Cap Rate for the Multifamily Residential Property, the Appraised Value of such Multifamily Residential Property, or (b) if a Cap Rate for the Multifamily Residential Property was more recently obtained than an Appraisal of the Multifamily Residential Property, the value derived by dividing—

(i)	the Net Operating Income of such Multifamily Residential Property for the Trailing 12 Month Period, by

(ii)	the most recent Cap Rate determined by Lender.

Notwithstanding the foregoing, any Valuation for a Multifamily Residential Property calculated for a date occurring before the first anniversary of the date on which the Multifamily Residential Property becomes a part of the Collateral Pool shall equal the Appraised Value of such Multifamily Residential Property, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.

“Variable Advance” means a loan made by Lender to Borrower under the Variable Facility Commitment.

“Variable Facility” means the agreement of Lender to make Advances to Borrower pursuant to Section 2.01.

“Variable Facility Availability Period” means the period beginning on the Initial Closing Date and ending on the ninetieth (90th) day before the applicable Variable Facility Termination Date.

“Variable Facility Commitment” means an aggregate amount of $641,785,000, subject to the conversion taking place described in Recital J or $691,785,000 in the event that the conversion does not take place, which shall be evidenced by the Variable Facility Note in the form attached hereto as Exhibit I, plus such amount as the Borrower may elect to add to the Variable Facility Commitment in accordance with Article 8, and plus such amount as the Borrower may elect to reborrow in accordance with Section 2.08, less such amount as the Borrower may elect to convert from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Article 3 and less such amount by which the Borrower may elect to reduce the Variable Facility Commitment in accordance with Article 9.

“Variable Facility Fee” means the applicable variable facility fee shown on  the Summary of Credit Facility Structure as adjusted, if applicable, as set forth in Section 15.03 of this Agreement.

“Variable Facility Note” means, the promissory note, in the form attached as Exhibit I to this Agreement, which has been issued by Borrower to Lender to evidence Borrower’s obligation to repay Variable Advances.

“Variable Facility Termination Date” means the variable facility termination date shown on the Summary of Credit Facility Structure attached hereto.

“Voting Equity Capital” means Securities or partnership interests of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the board of directors (or Persons performing similar functions).

ARTICLE 2
THE VARIABLE FACILITY COMMITMENT

Section 2.01.    Variable Facility Commitment.

Subject to the terms, conditions and limitations of this Agreement, Lender agrees to make Variable Advances to Borrower from time to time during the applicable Variable Facility Availability Period.  The aggregate unpaid principal balance of the Variable Advances Outstanding at any time shall not exceed the Variable Facility Commitment.  Subject to the terms, conditions and limitations of this Agreement, Borrower may re-borrow any amounts under the Variable Facility which it has previously borrowed and repaid under the Variable Facility.

Section 2.02.    Requests for Variable Advances.

Borrower shall request a Variable Advance by giving Lender a Future Advance Request in accordance with Section 5.02.

Section 2.03.    Maturity Date of Variable Advances.

Regardless of the date on which a Variable Advance is made, the maturity date of each Variable Advance shall be a date selected by Borrower in its Request for the Variable Advance, which date shall be the last day of a calendar month occurring:

(a)           no earlier than the date which completes three (3) full months after the Closing Date for the Variable Advance; and

(b)           no later than the date which completes nine (9) full months after the Closing Date for the Variable Advance; provided that Borrower may request, and Lender may in its discretion consent, to an MBS term of one (1) or two (2) full months in order to facilitate a release, substitution or addition of Mortgaged Properties to the Collateral Pool (for a fee to be determined by Lender at the time of the maturity date of the Outstanding MBS “backed” by the Variable Advance).  The entire unpaid amount of each Variable Advance shall be due and payable by the Borrower to the Lender on the maturity date of any Outstanding MBS “backed” by the Variable Advance unless, not less than five (5) Business Days prior to the maturity date of the Outstanding MBS “backed” by the Variable Advance, the Borrower has requested in writing either (i) that the maturing MBS “backed” by the Variable Advance be refinanced with a new MBS “backed” by the Variable Advance using the Rate Form or (ii) that the Variable Advance relating to the maturing MBS “backed” by the Variable Advance be converted to a Fixed Facility Advance pursuant to Section 3.07.

For these purposes, a year shall be deemed to consist of twelve (12) thirty (30) day months.  For example, the date which completes three (3) full months after September 15 shall be December 15; and the date which completes three (3) full months after November 30 shall be February 28.

Section 2.04.    Interest on Variable Advances.

(a)           Discount.  Each Variable Advance shall be a discount loan.  The original stated principal amount of a Variable Advance shall be the sum of the Price of the Variable Advance and the Discount of the Variable Advance.  The Price and Discount of each Variable Advance shall be determined in accordance with the procedures set out in Section 4.01.  The proceeds of the Variable Advance made available by Lender to Borrower will equal the Price of the Variable Advance.  Borrower shall pay to Lender, in advance of Lender making a Variable Advance requested by Borrower, the entire Discount for the Variable Advance.

(b)           Partial Month Interest.  Notwithstanding anything to the contrary in this Section 2.04, if a Variable Advance is not made on the first (1st) day of a calendar month, and the related MBS Issue Date for the MBS backed by the Variable Advance is the first (1st) day of the month following the month in which the Variable Advance is made, Borrower shall pay interest on the original stated principal amount of the Variable Advance for the partial month period commencing on the Closing Date for the Variable Advance and ending on the last day of the calendar month in which the Closing Date occurs, at a rate per annum equal to the greater of (i) the Coupon Rate for the Variable Advance as determined in accordance with Section 2.05(b) and (ii) a rate determined by Lender, based on Lender’s cost of funds and approved in advance, in writing, by Borrower, pursuant to the procedures mutually agreed upon by Borrower and Lender.

(c)           Variable Facility Fee.  In addition to paying the Discount and the partial month interest, if any, Borrower shall pay monthly installments of the Variable Facility Fee to Lender on account of each Variable Advance over the whole number of calendar months that the MBS backed by the Variable Advance is to run from the MBS Issue Date to the maturity date of the MBS.  The Variable Facility Fee shall be payable in advance, in accordance with the terms of the Variable Facility Note.  The first installment shall be payable on or prior to the Closing Date for the Variable Advance and shall apply to the first full calendar month of the MBS backed by the Variable Advance.  Subsequent installments shall be payable on the first day of each calendar month, commencing on the first day of the second full calendar month of such MBS, until the maturity of such MBS.  Each installment of the Variable Facility Fee shall be in an amount equal to the product of multiplying (i) the Variable Facility Fee, by (ii) the amount of the Variable Advance, by (iii) one-twelfth (1/12).

Section 2.05.    Coupon Rates for Variable Advances.

The Coupon Rate for a Variable Advance shall be a rate, per annum, as follows:

(a)           The Coupon Rate for a Variable Advance shall equal the sum of (i) an interest rate as determined by Lender pursuant to Section 4.01 of this Agreement (rounded to three places) payable for the MBS pursuant to the MBS Commitment backed by the Variable Advance (“MBS Imputed Interest Rate”) and (ii) the Variable Facility Fee.

(b)           Notwithstanding anything to the contrary in this Section 2.05, if a Variable Advance is not made on the first day of a calendar month, and the MBS Issue Date for the MBS backed by the Variable Advance is the first day of the month following the month in which the Variable Advance is made, the Coupon Rate for such Variable Advance for such period shall be the greater of (i) the rate for the Variable Advance determined in accordance with subsection (a) of this Section 2.05 and (ii) a rate determined by Lender, based on Lender’s cost of funds, and approved in advance, in writing, by Borrower, pursuant to procedures mutually agreed upon by Borrower and Lender.

Section 2.06.    Variable Facility Note.

The obligation of Borrower to repay the Variable Advances will be evidenced by the Variable Facility Note.  The Variable Facility Note shall be payable to the order of Lender and shall be made in the amount of the Variable Facility Commitment.

Section 2.07.    [Intentionally Deleted.]

Section 2.08.    Reinstatement of Variable Commitment Upon Maturity of Fixed Facility Advances.

If any Fixed Facility Advance matures prior to the end of the Variable Facility Availability Period, Borrower may elect to reborrow any or all of such maturing Fixed Facility Advance as a Variable Advance and to increase the Variable Commitment by an amount equal to the amount desired to be reborrowed by Borrower on the following terms and conditions:

(a)           Request.  In order to reborrow all or a portion of a maturing Fixed Facility Advance, Borrower shall deliver a written request for such reborrowing (the “Reborrowing Request”) to Lender, in the form attached as Exhibit CC hereto.

(b)           Closing.  If none of the limitations contained in Section 2.09 are violated, and all conditions contained in Section 2.10 are satisfied, Lender shall permit the requested reborrowing, at a Closing to be held at offices designated by Lender on the maturity date of the Fixed Facility Advance to be reborrowed (or on such other date to which Borrower and Lender may agree), by executing and delivering, at the sole cost and expense of Borrower, an amendment to this Agreement, in the form attached as Exhibit R hereto, together with an amendment to each Security Document (if required by Lender) and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the reborrowing.  The documents and instruments referred to in the preceding sentence are referred to in this Article 2 as the “Reborrowing Documents.”

Section 2.09.    Limitations on Right to Reborrow.

The right of Borrower to reborrow all or a portion of a maturing Fixed Facility Advance is subject to the following limitations:

(a)           Closing Date.  The Closing Date shall occur during the Variable Facility Availability Period.

(b)           Minimum Request.  Each Request for a reborrowing shall be in the minimum amount of $5,000,000.

(c)           Limitation on Reborrowing.  In no event will a reborrowing of a Fixed Facility Advance be permitted if the Fixed Facility Advance is prepaid prior to its Maturity Date

Section 2.10.    Conditions Precedent to Reborrowing.

The reborrowing of all or a portion of a maturing Fixed Facility Advance is subject to the satisfaction of the following conditions precedent:

(a)           After giving effect to the requested reborrowing, the Coverage and LTV Tests will be satisfied; notwithstanding the foregoing, if the test set forth in this Section 2.10(a) is not satisfied after the reborrowing, such reborrowing may be permitted by Lender if the reborrowing improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%);

(b)           Payment by Borrower in full of the maturing Fixed Facility Advance which Borrower has designated for reborrowing, together with any other amounts due with respect to the repayment of such Fixed Facility Advance;

(c)           If required by Lender, the receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date of the reborrowing and showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens and other exceptions approved by Lender;

(d)           Receipt by Lender of one (1) or more counterparts of each Reborrowing Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Reborrowing Document;

(e)           In the event that Fannie Mae is no longer in the business of purchasing loans of the type and size of the loans evidenced by this Agreement without  requiring interest rate protection, Borrower shall make arrangements for such interest rate protection.  Such protection shall be a Hedge satisfying the requirements of Article 21 with respect to any amounts reborrowed pursuant to Section 2.08, Section 2.09 and Section 2.10 of this Agreement; and

(f)           The satisfaction of all applicable General Conditions set forth in Article 11.

ARTICLE 3
THE FIXED FACILITY COMMITMENT

Section 3.01.    Fixed Facility Commitment.

Subject to the terms, conditions and limitations set forth in this Article 3, Lender agrees to make Fixed Facility Advances to Borrower from time to time during the Fixed Facility Availability Period.  Subject to the provisions of Section 5.05, Fixed Facility Advances may be a cash execution or an MBS execution as available and offered to Borrower by Lender.  The aggregate original principal of the Fixed Facility Advances shall not exceed the Fixed Facility Commitment.  The borrowing of a Fixed Facility Advance shall permanently reduce the Fixed Facility Commitment by the original principal amount of the Fixed Facility Advance.  Borrower may not re-borrow any part of the Fixed Facility Advance which it has previously borrowed and repaid, provided, however, that a Fixed Facility Advance that matures prior to the end of the Variable Facility Availability Period may be reborrowed as a Variable Advance pursuant to the terms of Section 2.08 of this Agreement.

Section 3.02.    Requests for Fixed Facility Advances.

Borrower shall request a Fixed Facility Advance by giving Lender a Future Advance Request in accordance with Section 5.02, as applicable.

Section 3.03.    Maturity Date of Fixed Facility Advances; Amortization.

The maturity date of each Fixed Facility Advance shall be the maturity date selected by Borrower, provided that subject to the Fixed Facility Availability Period set forth on Schedule I such Maturity Date shall not be earlier than the date five (5) years after the date of such Advance and shall not be later than December 1, 2018.  The principal of each Fixed Facility Advance shall, at the election of Borrower, which election shall be made at the time of the first Conversion Request or Credit Facility Expansion Request relating to a Fixed Facility Commitment (which election shall apply to all Fixed Facility Advances), be amortized on a thirty (30) year schedule or shall require payments of interest only.

Section 3.04.    Interest on Fixed Facility Advances.

(a)           Advances.  Each Fixed Facility Advance shall be a cash execution or an MBS execution and shall bear interest at a rate, per annum, equal to the sum of (i) the Cash Interest Rate (for a cash execution) or the MBS Pass-Through Rate (for an MBS execution) for such Fixed Facility Advance and (ii) the Fixed Facility Fee.

(b)           Partial Month Interest.  Notwithstanding anything to the contrary in this Section 3.04, if a Fixed Facility Advance is not made on the first day of a calendar month, Borrower shall pay interest on the original stated principal amount of such Advance for the partial month period commencing on the Closing Date for such Advance and ending on the last day of the calendar month in which the Closing Date occurs.  Borrower shall pay interest for such partial month on any such Advance at a rate per annum equal to the greater of (A) the interest rate described in the applicable Note, and (B) a rate determined by Lender, based on Lender’s cost of funds and approved in advance, in writing, by Borrower.

Section 3.05.    Coupon Rates for Fixed Facility Advances.

The Coupon Rate for a Fixed Facility Advance backed by an MBS shall be the rate of interest applicable to such Fixed Facility Advance pursuant to Section 3.04.

Section 3.06.    Fixed Facility Note.

The obligation of Borrower to repay a Fixed Facility Advance will be evidenced by a Fixed Facility Note.  The Fixed Facility Notes shall be payable to the order of Lender and shall be made in the original principal amount of each Fixed Facility Advance.

Section 3.07.    Conversion of Commitment from Variable Facility Commitment to Fixed Facility Commitment.

Borrower shall have the right, from time to time during the Fixed Facility Availability Period, to convert all or a portion of a Variable Facility Commitment to the Fixed Facility Commitment, in which event the Variable Facility Commitment shall be reduced by, and the Fixed Facility Commitment shall be increased by, the amount of the conversion.

(a)           Request.  In order to convert all or a portion of the Variable Facility Commitment to the Fixed Facility Commitment, Borrower shall deliver a written request for a conversion (“Conversion Request”) to Lender, in the form attached as Exhibit K to this Agreement.  Each Conversion Request shall be accompanied by a designation of the amount of the conversion and a designation of any Variable Advances Outstanding which will be prepaid on or before the Closing Date for the conversion as required by Section 3.08(c).

(b)           Closing.  If none of the limitations contained in Section 3.08 is violated, and all conditions contained in Section 3.09 are satisfied, Lender shall permit the requested conversion, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) Business Days after Lender’s receipt of the Conversion Request (or on such other date to which Borrower and Lender may agree), by executing and delivering, all at the sole cost and expense of Borrower, an amendment to this Agreement, in the form attached as Exhibit L to this Agreement, together with an amendment to each Security Document and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the change in the Fixed Facility Commitment and the Variable Facility Commitment.  The documents and instruments referred to in the preceding sentence are referred to in this Article 3 as the “Conversion Documents.”

Section 3.08.    Limitations on Right to Convert.

The right of Borrower to convert all or a portion of the Variable Facility Commitment to the Fixed Facility Commitment is subject to the following limitations:

(a)           Closing Date.  The Closing Date shall occur during the Fixed Facility Availability Period.

(b)           Minimum Request.  Each Request for a conversion shall be in the minimum amount of $5,000,000.

(c)           Obligation to Prepay Variable Advances.  If, after the conversion, the aggregate unpaid principal balance of all Variable Advances Outstanding will exceed the Variable Facility Commitment, Borrower shall be obligated to prepay, as a condition precedent to the conversion, an amount of Variable Advances Outstanding which is at least equal to the amount of the excess.

Section 3.09.    Conditions Precedent to Conversion.

The conversion of all or a portion of the Variable Facility Commitment to the Fixed Facility Commitment is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           After giving effect to the requested conversion, the Coverage and LTV Tests will be satisfied; notwithstanding the foregoing, if the test set forth in this Section 3.09(a) is not satisfied after the conversion, such conversion may be permitted by Lender if the conversion improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and result in improvement in one or both of the following areas:  the then current Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%);

(b)           Prepayment by Borrower in full of any Variable Advances Outstanding which Borrower has designated for payment, together with any associated prepayment premiums and other amounts due with respect to the prepayment of such Variable Advances;

(c)           If required by Lender, the receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens and other exceptions approved by Lender;

(d)           Receipt by Lender of one (1) or more counterparts of each Conversion Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Conversion Document; and

(e)           The satisfaction of all applicable General Conditions set forth in Article 11.

Section 3.10.    [Intentionally Deleted.]

ARTICLE 4
RATE SETTING FOR THE ADVANCES

Section 4.01.    Rate Setting for an Advance.

Rates for an Advance shall be set in accordance with the following procedures:

(a)           Preliminary, Nonbinding Quote.  At Borrower’s request Lender shall quote an estimate of the MBS Pass Through Rate (for a proposed Fixed Facility Advance with an MBS execution), the Cash Interest Rate (for a proposed Fixed Facility Advance with a cash execution), or MBS Imputed Interest Rate (for a proposed Variable Advance).  Lender’s quote shall be based on (i) a solicitation of bids from institutional investors selected by Lender, in the case of a proposed Variable Advance or a Fixed Facility Advance with an MBS execution, or the rate quoted by Fannie Mae, in the case of a proposed Fixed Facility Advance with a cash execution, and (ii) the proposed terms and amount of the Advance selected by Borrower.  The quote shall not be binding upon Lender.

(b)           Rate Setting.  If Borrower satisfies all of the conditions to Lender’s obligation to make the Advance in accordance with Article 5, then Borrower may request that Lender submit to Borrower a completed draft Rate Form in the form attached as Exhibit M to this Agreement (“Rate Form”). The draft Rate Form shall specify the proposed maximum interest rate for such Advance (“Maximum Annual Interest Rate”) and other terms set forth therein.  If the draft Rate Form is approved by Borrower, Borrower shall execute and return the approved Rate Form to Lender before 4:00 p.m. Eastern Standard Time or Eastern Daylight Savings Time, as applicable, on any Business Day (“Rate Setting Date”).

(c)           Rate Confirmation.

(i)           Variable Advances.  In the case of Variable Advances, within one (1) Business Day after receipt of the Rate Form approved and executed by Borrower and upon satisfaction of all of the conditions to Lender’s obligation to make the Variable Advance, Lender shall solicit bids from institutional investors selected by Lender, based on the information in the Rate Form and, provided the actual Coupon Rate would be at or below the Maximum Annual Interest Rate, shall obtain a commitment (“MBS Commitment”) for the purchase of an MBS  having the bid terms described in the related Rate Form.  Lender shall then complete and sign the Rate Form thereby confirming the terms set forth therein and shall immediately deliver the Rate Form to Borrower to be countersigned.

(ii)           Fixed Facility Advances with Cash Execution.  In the case of Fixed Facility Advances with a cash execution, within one (1) Business Day after receipt of the draft Rate Form executed by Borrower and upon satisfaction of all of the conditions to Lender’s obligation to make such Advance (or for conversion, as applicable), Lender shall seek to obtain a commitment from Fannie Mae (“Cash Commitment”) for the purchase of the proposed Fixed Facility Advance having the terms described in the related draft Rate Form.  If Lender obtains a Cash Commitment on terms equivalent (or better than) the terms in the draft Rate Form, Lender shall then complete and sign the Rate Form thereby confirming the terms set forth therein and shall immediately deliver the confirmed Rate Form to Borrower to be countersigned.

(iii)           Fixed Facility Advances with MBS Execution.  In the case of Fixed Facility Advances with an MBS execution, within one (1) Business Day after receipt of the Rate Form and upon satisfaction of all of the conditions to Lender’s obligation to make such Fixed Facility Advance (or for conversion, as applicable), Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form.  If Lender obtains an MBS Commitment on terms equivalent (or better than) the terms in the draft Rate Form, Lender shall then complete and countersign the Rate Form thereby confirming the terms set forth therein, and shall immediately deliver by facsimile transmission the Rate Form to Borrower to be countersigned.

Section 4.02.    Advance Confirmation Instrument for Variable Advances.

On or before the Closing Date for a Variable Advance, Borrower executes and delivers to Lender an instrument (“Advance Confirmation Instrument”), in the form attached as Exhibit O to this Agreement, confirming the amount, term, MBS Issue Date, MBS Delivery Date, MBS Imputed Interest Rate, Variable Facility Fee, Coupon Rate, Discount, Price and Closing Date for the Advance, and Borrower’s obligation to repay the Advance in accordance with the terms of the Notes and this Agreement.  Upon the funding of the Variable Advance, Lender shall note the date of funding in the appropriate space at the foot of the Advance Confirmation Instrument and deliver a copy of the completed Advance Confirmation Instrument to Borrower.  Lender’s failure to do so shall not invalidate the Advance Confirmation Instrument or otherwise affect in any way any obligation of Borrower to repay Variable Advances in accordance with the Advance Confirmation Instrument, the Variable Facility Note or the other Loan Documents, but is merely meant to facilitate evidencing the date of funding and to confirm that the Advance Confirmation Instrument is not effective until the date of funding.

Section 4.03.    Breakage and Other Costs.

In the event that Lender obtains an MBS Commitment or Cash Commitment and Lender fails to fulfill the MBS Commitment or Cash Commitment because the Advance is not made (or the conversion does not occur, as applicable) for a reason other than the default of Lender to make the Advance, Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the MBS Commitment or Cash Commitment.  Lender reserves the right to require that Borrower post a deposit at the time the MBS Commitment or Cash Commitment is obtained.  The deposit referred to in the preceding sentence shall be refundable to Borrower upon the delivery of the related MBS or purchase of the Note by Fannie Mae, as applicable.

ARTICLE 5
MAKING THE ADVANCES

Section 5.01.    Initial Advance.

Lender has made the Initial Advance.

Section 5.02.    Future Advances.

In order to obtain a Future Advance, Borrower may from time to time deliver a written request for a Future Advance (“Future Advance Request”) to Lender, in the form attached as Exhibit P to this Agreement.  Each Future Advance Request shall be accompanied by (a) a designation of the amount of the Future Advance requested, and (b) a designation of the maturity date of the Advance.  Each Future Advance Request shall be in the minimum amount of $3,000,000.  If all conditions contained in Section 5.03 are satisfied, Lender shall make the requested Future Advance, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring on a date selected by Borrower, which date shall be not more than three (3) Business Days, after Borrower’s receipt of the Rate Form (or on such other date to which Borrower and Lender may agree).  Lender reserves the right to require that Borrower post a deposit at the time the MBS Commitment or Cash Commitment is obtained as an additional condition to Lender’s obligation to make the Future Advance.  The deposit referred to in the preceding sentence shall be refundable to Borrower upon the delivery of the related MBS or purchase of the Note by Fannie Mae, as applicable.

Section 5.03.    Conditions Precedent to Future Advances.

The obligation of Lender to make a requested Future Advance is subject to the following conditions precedent:

(a)           The receipt by Lender of a Future Advance Request;

(b)           Lender has delivered the Rate Form for the Future Advance to Borrower;

(c)           After giving effect to the requested Future Advance, the Coverage and LTV Tests will be satisfied; notwithstanding the foregoing, if the test set forth in this Section 5.03(c) is not satisfied after the Future Advance, such Future Advance may be permitted by Lender if the Future Advance improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%);

(d)           If the Advance is a Fixed Facility Advance, delivery of a Fixed Facility Note, duly executed by Borrower, in the amount of the Advance, reflecting all of the terms of the Fixed Facility Advance;

(e)           If the Advance is a Variable Advance, delivery of the Advance Confirmation Instrument, duly executed by Borrower;

(f)           If required by Lender, for any Title Insurance Policy not containing a Revolving Credit Endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens, and other exceptions approved by Lender;

(g)           If the Advance is a Variable Advance, the receipt by Lender of the first installment of Variable Facility Fee for the Variable Advance and the entire Discount for the Variable Advance payable by Borrower pursuant to Section 2.04;

(h)           Receipt by Lender of a Cash Commitment or MBS Commitment, as applicable;

(i)           The receipt by Lender of all legal fees and expenses payable by Borrower in connection with the Future Advance pursuant to Section 16.04(b); and

(j)           If the Advance is a Variable Advance requiring a Hedge pursuant to the terms of Article 21, receipt by Lender at least five (5) days prior to the Closing Date for such Advance, of the confirmation of a Hedge commitment with respect to such Advance;

(k)           If applicable, receipt by Lender of Hedge Documents effective as of the Closing Date;

(l)           The satisfaction of all applicable General Conditions set forth in Article 11.

Section 5.04.    Determination of Allocable Facility Amount and Valuations.

Lender has determined the initial Allocable Facility Amount and initial Valuation for each Initial Mortgaged Property on the Closing Date such Mortgaged Property was added to the Collateral Pool.  Once each Calendar Quarter, within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 13.04, Lender shall determine the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period and the Aggregate Loan to Value Ratio.  If Lender reasonably decides that changed market or property conditions warrant, Lender may (a) request an Appraisal of the relevant Mortgaged Properties and/or (b) determine new Allocable Facility Amounts and Valuations at any other times.  Lender shall also redetermine Allocable Facility Amounts as necessary to take account of any addition, release or substitution of Collateral or other event which invalidates the outstanding determinations.  Lender shall determine Cap Rates when determining Valuations on the basis of its internal survey and analysis of cap rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and shall not be obligated to use any information provided by Borrower.  Lender shall promptly disclose its determinations to Borrower.  Until redetermined, the Allocable Facility Amounts and Valuations determined by Lender shall remain in effect.  In performing a Valuation of a Multifamily Residential Property to be added to the Collateral Pool, Lender shall be entitled to obtain an Appraisal.  Lender shall also have the right to obtain an Appraisal in connection with the redetermination of a Valuation of a Mortgaged Property, but only if Lender is unable to determine a Cap Rate for such Mortgaged Property and then only if Lender has not obtained an Appraisal for  such Mortgaged Property within the prior year.

Section 5.05.    Limitation on Advances.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any Future Advance (other than a rollover of an MBS backed by a Variable Advance), whether a Variable Advance or a Fixed Facility Advance, and any conversion of an Advance or any refinance of an Advance shall be subject to the precondition that the Lender must confirm with Fannie Mae that Fannie Mae is generally offering to purchase in the marketplace Advances of the execution type requested by Borrower at the time of the Request and at the time of the Rate Setting Date for the requested Advance.  In the event Fannie Mae is not purchasing Advances of the type requested by Borrower, Fannie Mae agrees to offer, to the extent available from Fannie Mae, alternative Advance executions based on the types of executions Fannie Mae is generally offering to purchase in the marketplace at that time.  Any alternative execution offered would be subject to mutually agreeable documentation necessary to implement the terms and conditions of such alternative execution.

ARTICLE 6
ADDITIONS OF COLLATERAL

Section 6.01.    Right to Add Collateral.

Subject to the terms and conditions of this Article 6, Borrower shall have the right, from time to time during the Term of this Agreement, to add Multifamily Residential Properties to the Collateral Pool in accordance with the provisions of this Article 6.

Section 6.02.    Procedure for Adding Collateral.

The procedure for adding Collateral set forth in this Section 6.02 shall apply to all additions of Collateral in connection with this Agreement, including but not limited to additions of Collateral in connection with substitutions of Collateral and expansion of the Credit Facility.

(a)           Request.  Borrower may, not more than eight (8) times per Calendar Year, deliver a written request (“Collateral Addition Request”) to Lender, in the form attached as Exhibit Q to this Agreement, to add one (1) or more Additional Mortgaged Properties to the Collateral Pool.  Each Collateral Addition Request shall be accompanied by the following:

(i)           The information relating to the proposed Additional Mortgaged Property required by the form attached as Exhibit R to this Agreement (“Collateral Addition Description Package”), as amended from time to time to comply with Lender’s Underwriting Requirements; and

(ii)           The payment of all Additional Collateral Due Diligence Fees pursuant to Section 16.03(b).

(b)           Additional Information.  Borrower shall promptly deliver to Lender any additional information concerning the proposed Additional Mortgaged Property that Lender may from time to time reasonably request.

(c)           Underwriting.  Lender shall evaluate the proposed Additional Mortgaged Property, and shall make underwriting determinations as to the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period and the Aggregate Loan to Value Ratio applicable to the Collateral Pool, on the basis of the lesser of (i) if purchased by Borrower within twelve (12) months of the related Collateral Addition Request, the acquisition price of the proposed Additional Mortgaged Property or (ii) a Valuation made with respect to the proposed Additional Mortgaged Property, and otherwise in accordance with the Underwriting Requirements, including applicable underwriting floors.  Within thirty (30) days after receipt of (A) the Collateral Addition Request for the proposed Additional Mortgaged Property and (B) all reports, certificates and documents set forth on Exhibit S to this Agreement, including a zoning analysis undertaken in accordance with the Underwriting Requirements, Lender shall notify Borrower whether or not it shall consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool and, if it shall so consent, shall set forth the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period and the Aggregate Loan to Value Ratio which it estimates shall result from the addition of the proposed Additional Mortgaged Property to the Collateral Pool.  If Lender declines to consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, Lender shall include, in its notice, a brief statement of the reasons for doing so. Within five (5) Business Days after receipt of Lender’s notice that it shall consent to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, Borrower shall notify Lender whether or not it elects to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool.  If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool.

(d)           Closing.  If, pursuant to subsection (c), Lender consents to the addition of the proposed Additional Mortgaged Property to the Collateral Pool, Borrower timely elects to cause the proposed Additional Mortgaged Property to be added to the Collateral Pool and all conditions contained in Section 6.03 are satisfied, Lender shall permit the proposed Additional Mortgaged Property to be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) Business Days after Lender’s receipt of Borrower’s election (or on such other date to which Borrower and Lender may agree).

Section 6.03.    Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.

The addition of an Additional Mortgaged Property to the Collateral Pool on the Closing Date applicable to the Additional Mortgaged Property is subject to the satisfaction of the following conditions precedent:

(a)           The proposed Additional Mortgaged Property has a Debt Service Coverage Ratio for the Trailing 12 Month Period of not less than one hundred forty percent (140%) and a Loan to Value Ratio of not more than sixty-five percent (65%) and immediately after giving effect to the requested addition, the Coverage and LTV Tests will be satisfied.  Notwithstanding the foregoing, if any of the tests set forth above in Section 6.03(a) or the Geographical Diversification Requirements or Concentration Test are not satisfied after the addition of a proposed Additional Mortgaged Property, such addition may be permitted by Lender if the addition improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas:  the then current Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period or the then current Aggregate Loan to Value Ratio.  Notwithstanding the foregoing, under no circumstances shall the Aggregate Loan to Value Ratio exceed ninety percent (90%).

(b)           The receipt by Lender of the Collateral Addition Fee, except as provided in Section 16.02(b), and all legal fees and expenses payable by Borrower in connection with the Collateral Addition pursuant to Section 16.04(b);

(c)           The delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Collateral Addition Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Additional Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Collateral Addition Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(d)           If required by Lender, amendments to the Notes and the Security Instruments, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens and other exceptions approved by Lender;

(e)           If the Title Insurance Policy for the Additional Mortgaged Property contains a Tie-In Endorsement, an endorsement to each other Title Insurance Policy containing a Tie-In Endorsement, adding a reference to the Additional Mortgaged Property; and

(f)           The satisfaction of all applicable General Conditions set forth in Article 11.

ARTICLE 7
RELEASES OF COLLATERAL

Section 7.01.    Right to Obtain Releases of Collateral.

Subject to the terms and conditions of this Article 7, Borrower shall have the right to obtain a release of Collateral from the Collateral Pool in accordance with the provisions of this Article 7.

Section 7.02.    Procedure for Obtaining Releases of Collateral.

(a)           Request.  In order to obtain a release of Collateral from the Collateral Pool, Borrower may, not more than once each calendar month, deliver a written request for the release of Collateral from the Collateral Pool (“Collateral Release Request”) to Lender, in the form attached as Exhibit T to this Agreement.  The Collateral Release Request shall not result in a termination of all or any part of the Credit Facility.  Borrower may only terminate all or any part of the Credit Facility by delivering a Variable Facility Termination Request or Credit Facility Termination Request pursuant to Article 9 or Article 10.  The Collateral Release Request shall be accompanied by (and shall not be effective unless it is accompanied by) the name, address and location of the Mortgaged Property to be released from the Collateral Pool (“Collateral Release Property”).

(b)           Closing.  If all conditions contained in Section 7.03 are satisfied, Lender shall cause the Collateral Release Property to be released from the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Collateral Release Request (or on such other date to which Borrower and Lender may agree, by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, instruments, in the form customarily used by Lender for releases in the jurisdiction governing the perfection of the security interest being released, releasing the applicable Security Instrument as a Lien on the Collateral Release Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements perfecting a Lien on the portion of the Collateral Release Property comprised of personal property and such other documents and instruments as Borrower may reasonably request evidencing the release of the applicable Collateral from any lien securing the Obligations (including a termination of any restriction on the use of any accounts relating to the Collateral Release Property) and the release and return to Borrower of any and all escrowed amounts relating thereto.  The instruments referred to in the preceding sentence are referred to in this Article 7 as the “Collateral Release Documents.”  At Lender’s option, Borrower shall prepare the Collateral Release Documents and submit them to Lender for its review.

(c)           Release Price.  The “Release Price” for each Mortgaged Property means (i) during the period Section 22.01(a) of this Agreement is in effect the greater of (A) the Allocable Facility Amount for the Mortgaged Property to be released and (B) the amount, if any, of Advances Outstanding which are required to be repaid by Borrower to Lender in connection with the proposed release of the Mortgaged Property from the Collateral Pool, so that, immediately after the release, subject to the provisions of Section 7.03(a), the Coverage and LTV Tests will be satisfied and neither the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period will be reduced nor the Aggregate Loan to Value Ratio for the Trailing 12 Month Period will be increased as a result of such release and (ii) at all times after Section 22.01(a) of this Agreement is no longer in effect the greater of (A) one hundred twenty-five percent (125%) of the Allocable Facility Amount for the Mortgaged Property to be released and (B) the amount, if any, of Advances Outstanding which are required to be repaid by Borrower to Lender in connection with the proposed release of the Mortgaged Property from the Collateral Pool, so that, immediately after the release, subject to the provisions of Section 7.03(a), the Coverage and LTV Tests will be satisfied and neither the Aggregate Debt Service Coverage Ratios for the Trailing 12 Month Period will be reduced nor the Aggregate Loan to Value Ratio for the Trailing 12 Month Period will be increased as a result of such release.  In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes and any Advance Confirmation Instruments evidencing the Advances being repaid.

(d)           Application of Release Price.    Notwithstanding the terms in any Note, the application of any amount received from Borrower that is  less than all amounts due and payable shall be applied as follows:

(i)           The Release Price for the Collateral Release Property shall be applied in the order selected by Borrower, provided that (A) any amount of the Outstanding Advances which Borrower elects to prepay must be prepaid in full, or if the Release Price is not sufficient to do so, the amount of the Outstanding Advances shall be only partially prepaid; (B) any prepayment is permitted under the applicable Note; (C) any prepayment premium due and owing is paid; and (D) interest must be paid through the end of the month for a Fixed Facility Advance Outstanding and further, with respect to a Variable Advance Outstanding, for the entire term of the Variable Advance Outstanding.

(ii)           If Borrower does not give Lender direction with respect to the  application of the Release Price or if such direction does not comply with the provisions of 7.02(d)(i) above, then the Release Price shall be applied:

(A)           First,  against any Variable Advance Outstanding so long as the prepayment is permitted under the Variable Facility Note and this Agreement (and any prepayment premium due and owing is paid), until any Variable Advance is no longer Outstanding (provided that, in the event there are multiple Variable Advances Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balance of the Variable Advance, and which Variable Advance Outstanding has the lowest prepayment costs or highest interest rate); and

(B)           then against any Fixed Facility Advance Outstanding so long as the prepayment is permitted under the applicable Fixed Note (and any prepayment premium due and owing is paid) (provided that, in the event there are multiple Fixed Facility Advances Outstanding, Lender shall determine the order of application of the Release Price taking into account factors including the unpaid principal balances of the Fixed Notes, and which Fixed Note Outstanding has the lowest prepayment costs or the highest interest rate).

(iii)          In the event Borrower desires to release a Collateral Release Property on a date other than the last Business Day of the month and apply the Release Price to a Fixed Facility Advance Outstanding, or on a date other than a rollover date for the Variable Advance Outstanding and apply the Release Price to the Variable Advance Outstanding, the Release Price or the remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) in an interest bearing account in the name of Lender in Permitted Investments as substitute Collateral (“Substitute Cash Collateral”), in accordance with a security agreement (if required by Lender) and other documents in form and substance acceptable to Lender.  Any portion of the Release Price held as Substitute Cash Collateral may be released if, immediately after giving effect to the release, each of the conditions set forth in Section 7.03(a) below shall have been satisfied.  Any Substitute Cash Collateral shall be applied, as applicable, on the last Business Day of the month or the rollover date as described above, in the order provided in Section 7.02(d) above.

Section 7.03.    Conditions Precedent to Release of Collateral Release Property from the Collateral.

The obligation of Lender to release a Collateral Release Property from the Collateral Pool by executing and delivering the Collateral Release Documents on the Closing Date, are subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Immediately after giving effect to the requested release, the Coverage and LTV Tests will be satisfied.  Notwithstanding the foregoing, if any of the tests set forth above in this (a) or the Geographical Diversification Requirements or Concentration Test are not satisfied after the release of a Mortgaged Property, such release may be permitted by Lender if the release improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or both of the following areas: the then current Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period or the then current Aggregate Loan to Value Ratio.

(b)           Receipt by Lender of the Release Price;

(c)           Receipt by Lender of the Release Fee for the Collateral Release Property and all legal fees and expenses payable by Borrower in connection with the release pursuant to Section 16.04(b);

(d)           Receipt by Lender on the Closing Date of one (1) or more counterparts of each Collateral Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Collateral Release Document;

(e)           If required by Lender, amendments to the Notes and the Security Instruments, reflecting the release of the Collateral Release Property from the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens, and other exceptions approved by Lender;

(f)           If Lender determines the Collateral Release Property to be one phase of a project, and one or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Collateral Release Property and any other phases of the project which are not Mortgaged Properties.  In making this determination, Lender shall evaluate whether the Remaining Mortgaged Properties comply with the Lender’s Underwriting Requirements, which, as of the date of this Agreement, require, among other things, that a phase which constitutes collateral for a loan made in accordance with the Underwriting Requirements (i) have adequate ingress and egress to existing public roadways, either by location of the phase on a dedicated, all-weather road or by access to such a road by means of a satisfactory easement, (ii) have access which is sufficiently attractive and direct from major thoroughfares to be conducive to continued good marketing, (iii) have a location which is not (A) inferior to other phases, (B) such that inadequate maintenance of other phases would have a significant negative impact on the phase, and (C) such that the phase is visible only after passing through the other phases of the project and (iv) comply with such other issues as are dictated by prudent practice;

(g)           Receipt by Lender of endorsements to the Tie-In Endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release;

(h)           Receipt by Lender on the Closing Date of a writing, dated as of the Closing Date, signed by Borrower, in the form attached as Exhibit U to this Agreement, pursuant to which Borrower confirms that its obligations under the Loan Documents are not adversely affected by the release of the Collateral Release Property from the Collateral;

(i)           The remaining Mortgaged Properties in the Collateral Pool shall satisfy the then-existing Geographical Diversification Requirements;

(j)           The satisfaction of all applicable General Conditions set forth in Article 11;

(k)           Notwithstanding the other provisions of this Section 7.03, no release of any of the Mortgaged Properties shall be made unless Borrower has provided title insurance, taking into account Tie-In Endorsements, to Lender in respect of each of the remaining Mortgaged Properties in the Collateral Pool in an amount equal to one hundred twenty-five percent (125%) of the Initial Valuation of each of such remaining Mortgaged Properties;

(l)           Notwithstanding the other provisions of this Section 7.03, at no time shall the Collateral Pool consist solely of the Mortgaged Property commonly known as Brier Creek Phase I.

Section 7.04.    Substitutions.

(a)           Right to Substitute Collateral.  Subject to the terms, conditions and limitations of this Section 7.04 and Article 7, Borrower shall have the right, from time to time during the Term of this Agreement, to add one (1) or more Multifamily Residential Properties to the Collateral Pool in substitution of one (1) or more Mortgaged Properties then in the Collateral Pool in accordance with the provisions of this Section 7.04 (“Substituted Mortgaged Property”).

(b)           Procedure for Substituting Collateral.

 (i)           Request.  Borrower may deliver a written request (“Collateral Substitution Request”) to Lender, in the form attached as Exhibit Z to this Agreement, to add one (1) or more Multifamily Residential Properties to the Collateral Pool in substitution of one (1) or more Mortgaged Properties then in the Collateral Pool.  Each Collateral Substitution Request shall be accompanied by the following:

 (A)           The information relating to the proposed Substituted Mortgaged Property required by the form attached as Exhibit DD to this Agreement (“Collateral Substitution Description Package”), as amended from time to time to comply with Lender’s Underwriting Requirements;

(B)           The payment of all Additional Collateral Due Diligence Fees pursuant to Section 16.03(b).

(C)           A statement whether the addition of the proposed Substituted Mortgaged Property will occur simultaneously with the release of the proposed Collateral Release Property and, if not, Borrower shall specify the proposed date on which the proposed Substituted Mortgaged Property will be added to the Collateral Pool which, in no event, shall be a date which is more than ninety (90) days after the proposed date of the release of the proposed Collateral Release Property.

(ii)          Additional Information.  Borrower shall promptly deliver to Lender any additional information concerning the proposed Substituted Mortgaged Property and the proposed Collateral Release Property that Lender may from time to time reasonably request.

(iii)         Underwriting.

(A)           Lender shall evaluate the proposed Substituted Mortgaged Property, and shall make underwriting determinations as to (1) the Aggregate Debt Service Coverage Ratios and the Aggregate Loan to Value Ratio immediately prior to and immediately after giving effect to the proposed substitution, and (2) the Valuation and the Net Operating Income for the Trailing 12 Month Period for both the proposed Substituted Mortgaged Property and the proposed Collateral Release Property.  Notwithstanding anything to the contrary contained herein, for purposes of making such underwriting determinations with respect to the proposed Substituted Mortgaged Property, such determinations shall be made on the basis of a Valuation made with respect to the proposed Substituted Mortgaged Property, and otherwise in accordance with Lender’s Underwriting Requirements, including applicable underwriting floors.

(B)           Within thirty (30) days after receipt of (1) the Collateral Substitution Request for the proposed Substituted Mortgaged Property and the proposed Collateral Release Property and (2) all reports, certificates and documents set forth on Exhibit EE to this Agreement, including a zoning analysis undertaken in accordance with the Underwriting Requirements, Lender shall notify Borrower whether or not the proposed Substituted Mortgaged Property meets the Coverage and LTV Tests and Underwriting Requirements required by this Section 7.04(b)(iii), and therefore whether or not it shall consent to the addition of the proposed Substituted Mortgaged Property to the Collateral Pool in substitution of the proposed Collateral Release Property and, if it shall so consent, shall set forth the Aggregate Debt Service Coverage Ratios and the Aggregate Loan to Value Ratio which it estimates shall result from the substitution of the proposed Substituted Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property.

(C)           If the proposed Substituted Mortgaged Property does not meet the Coverage and LTV Tests and Underwriting Requirements required by this Section 7.04(b)(iii), and therefore Lender does not consent to the substitution of the proposed Substituted Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, Lender shall include, in its notice, a brief statement of the reasons for doing so.  Within five (5) Business Days after receipt of Lender’s notice that it shall consent to the substitution of the proposed Substituted Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, Borrower shall notify Lender whether or not they elect to cause such substitution to occur.  If Borrower fails to respond within the period of five (5) Business Days, they shall be conclusively deemed to have elected  not to cause the proposed substitution to occur.

(iv)         Closing.  If, pursuant to this Section 7.04, Lender consents to the substitution of the proposed Substituted Mortgaged Property into the Collateral Pool in replacement of the proposed Collateral Release Property, Borrower timely elects to cause such substitution to occur and all conditions contained in Section 7.04(c) are satisfied, Lender shall permit the proposed Substituted Mortgaged Property to be substituted into the Collateral Pool in replacement of the proposed Collateral Release Property, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring —

(A)           if the substitution of the proposed Substituted Collateral Property is to occur simultaneously with the release of the proposed Collateral Release Property, within thirty (30) days after Lender’s receipt of Borrower’s election (or on such other date to which Borrower and Lender may agree); or

(B)           if the substitution of the proposed Substituted Collateral Property is to occur subsequent to the release of the Collateral Release Property, within ninety (90) days after the release of the Collateral Release Property (the “Property Delivery Deadline”) (provided such date may be extended an additional ninety (90) days if Borrower provides evidence satisfactory to Lender of Borrower’s diligent efforts in finding a suitable proposed Substituted Mortgaged Property)  in accordance with Section 7.02(c).

If, in the case of clause (B), the addition of the proposed Substituted Mortgaged Property to the Collateral Pool does not occur within ninety (90) days or such longer period as approved by Lender, in its sole discretion, after the release of the Collateral Release Property in accordance with such clause (B), then Borrower shall have waived its right to substitute such Collateral Release Property with the proposed Substituted Mortgaged Property, the Release Price shall be determined pursuant to Section 7.02(c) and Borrower shall comply with the requirement set forth in Section 7.03.  Such Release Price, or the applicable portion thereof, shall be credited under this Agreement and/or be immediately due and payable by Borrower to Lender to reduce the Advances Outstanding as required by, and in the manner set forth in, Section 7.02(d).

(c)           Conditions Precedent to Substitution of a Substituted Mortgaged Property into the Collateral Pool.  The substitution of a Substituted Mortgaged Property into the Collateral Pool in replacement of a Collateral Release Property on the Closing Date is subject to the satisfaction of the following conditions precedent:

(i)           (A) The proposed Substituted Mortgaged Property has a Debt Service Coverage Ratio for the Trailing 12 Month Period of not less than one hundred forty percent (140%) and a Loan to Value Ratio of not more than sixty-five percent (65%) and (B) immediately after giving effect to the requested substitution, the Coverage and LTV Tests will be satisfied.  Notwithstanding the foregoing, if any of the tests set forth above in this Section 7.04(c)(i) or the Geographical Diversification Requirements or Concentration Test are not satisfied after the substitution of a proposed Substituted Mortgaged Property, such substitution may be permitted by Lender if the substitution improves the Collateral Pool based on factors that are consistent with Lender’s Underwriting Requirements and results in improvement in one or more of the following areas: the then current Valuation of the Mortgaged Properties, the then current Aggregate Debt Service Coverage Ratio, or the then current Aggregate Loan to Value Ratio.

(ii)          Lender shall have made the determination, as a part of the underwriting evaluations made in accordance with Section 7.04(b)(iii), that provided that the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period immediately prior to and after the substitution is less than one hundred sixty-five percent (165%), (A)  the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period immediately after giving effect to the proposed substitution will be equal to or higher than the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period immediately prior to the proposed substitution, and (B) the Aggregate Loan to Value Ratio immediately after giving effect to the proposed substitution will be equal to or less than the Aggregate Loan to Ratio immediately prior to giving effect to the proposed substitution;

(iii)         With respect to the release of the proposed Collateral Release Property, Borrower shall have complied with Section 7.03 (other than clause (b) with respect to the requirement pertaining to Release Price);

(iv)         The receipt by Lender of the Collateral Substitution Fee and all legal fees and expenses payable by Borrower in connection with the substitution pursuant to Section 16.04(b);

(v)          The delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Collateral Substitution Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Substituted Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Collateral Substitution Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(vi)           If required by Lender, amendments to the Notes and the Security Instruments, reflecting the addition of the Substituted Mortgaged Property to the Collateral Pool and, as to any Security Instrument so amended, the receipt by Lender of an endorsement to the Title Insurance Policy insuring the Security Instrument, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than Permitted Liens;

(vii)          If the Title Insurance Policy for the Substituted Mortgaged Property contains a Tie-In Endorsement, and endorsement to each other Title Insurance Policy containing a Tie-In Endorsement, adding a reference to the Substituted Mortgaged Property;

(viii)         The delivery to Lender of additional collateral or the repayment of Advances Outstanding to the extent required pursuant to Section 7.04(d); and

(ix)           The satisfaction of all General Conditions set forth in Article 11.

(d)          Substitution Deposit.

(i)           The Deposit.         If the Addition of the proposed Substituted Mortgaged Property is to occur subsequent to the release of the Collateral Release Property pursuant to Section 7.04(b), at the Closing Date of the release of the Collateral Release Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 7.04(d)(ii) in the form of cash or, in lieu of (and/or in addition to) depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit in accordance with the terms of Section 7.05 of this Agreement, having a face amount equal to the Substitution Deposit (or such lesser amount that has been deposited in cash).  Funds deposited in cash shall be invested and reinvested by it in the name of Lender in Permitted Investments.

(ii)          Substitution Deposit Amount. The “Substitution Deposit” for each proposed Substitution shall be an amount equal to the sum of:

(A)           the Release Price relating to the Collateral Release Property, plus

(B)           any and all of the yield maintenance, fee maintenance or the prepayment premium, as applicable, through (1) for Fixed Facility Advances, the end of the month in which the Property Delivery Deadline occurs as if the Release Price relating to the Collateral Release Property were to be prepaid in such month and (2) for Variable Advances, the next rollover date for such Variable Advance (provided that a Variable Facility Note for a Variable Advance shall be deemed paid or partially paid, as applicable, as of the next maturity date of the MBS backed by a Variable Advance after the Property Delivery Deadline) as if the Release Price relating to the Collateral Release Property were to be prepaid at the next rollover date, plus

(C)           for any Fixed Facility Advance, interest on all or a portion of the applicable Advance relating to the Release Price through the end of the month in which the Property Delivery Deadline occurs.  Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under all Notes Outstanding  during any period between the closing of the Collateral Release Property and the earlier of the closing of the Substituted Mortgaged Property and the date of prepayment of all or a portion of the Note relating to the Release Price, plus

(D)           costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”).  The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket reasonable legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether or not such substitution actually closes.

If a substitution of the last remaining asset is taking place and the amounts in (A), (B) and (C) above are not sufficient to pay off the full amount owing under the Notes Outstanding, then the cash collateral or Letter of Credit must include (1) any yield maintenance that would be due to the extent that the Fixed Facility Notes must be prepaid to effect a release at that time, and (2) the Facility Termination Fee that would be due to the extent that the Variable Facility Note must be prepaid to effect a release at that time, and (3) the full amount of the principal and interest owing under all Notes Outstanding;

With respect to the Substitution Deposit, in determining which Notes shall be prepaid, the order of application shall be governed by Section 7.02(d).

(iii)           Failure to Close Substitution.  If the Addition of the proposed Substituted Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 7.04(b), then such Borrower shall have irrevocably waived its right to substitute such Collateral Release Property with the proposed Substituted Mortgaged Property, and the release of the Collateral Release Property shall be deemed to be a release pursuant to Section 7.02 and shall trigger a prepayment of the Notes, together with all yield maintenance, fee maintenance or prepayment premium then due in connection with such payment.  Any Advances being prepaid shall be deemed to be prepaid (A) as of the end of the month in which the Property Delivery Deadline falls with respect to a Fixed Facility Advance, and (B) as of the next rollover date with respect to a Variable Advance.  In such event, Borrower shall pay Lender all amounts that would be payable under Section 7.02 upon such a release and prepayment, and such payment shall be applied in the manner prescribed for Release Prices pursuant to Section 7.02(c).  The Substitution Deposit shall be retained by Lender and applied against such payment.  Any portion of the Substitution Deposit not needed to make such payment shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.

(iv)           Substitution Deposit Disbursement.  At closing of the substitution, Lender shall disburse or return the Substitution Deposit, as applicable (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket reasonable legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution), directly to Borrower at such time as the conditions precedent for the Substitution have been satisfied, which must occur no later than the Property Delivery Deadline.  Notwithstanding the foregoing, in the event that Borrower adds a Substituted Mortgaged Property to the Collateral Pool prior to the Property Delivery Deadline but the Addition of such Additional Mortgaged Property has not in and of itself satisfied the requirements of Section 7.04(b), the Substitution Deposit shall be reduced by the Allocable Credit Facility Amount of such Additional Mortgaged Property as determined by Lender, and such reduction in the Substitution Deposit shall be returned to Borrower, or in the case of a Letter of Credit, such Letter of Credit shall be reduced by such reduction in the Substitution Deposit.  If Borrower has not completely satisfied the requirements to close the substitution by the Property Delivery Deadline, the terms of Section 7.04(d)(iii) shall apply with respect to the remaining Substitution Deposit.

(e)           Restriction on Borrowings.  If the Addition of the Substituted Mortgaged Property to the Collateral Pool and the release of the Collateral Release Property from the Collateral Pool do not occur simultaneously (i.e., within thirty (30) days), then, until the Addition of the Substituted Mortgaged Property to the Collateral Pool, no Future Advance will be permitted except and unless after the release of the Collateral Release Property all conditions of Section 7.03 have been satisfied.

Section 7.05.    Conditions Precedent to Letters of Credit.

The right or requirement of Borrower to provide a Letter of Credit in connection with this Agreement is subject to Lender’s determination that each of the following conditions precedent has been satisfied:

(a)           Letter of Credit Requirements.  Any Letter of Credit shall be issued by a financial institution satisfactory to Fannie Mae (the “Issuer”).  If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled, upon occurrence of circumstances in (b), to draw under such Letter of Credit solely upon presentation of a sight draft to the Issuer.  Any Letter of Credit shall be for a term of at least three hundred sixty-four (364) days (provided that in connection with a substitution, the term of any Letter of Credit shall be until the date five (5) days after the Property Delivery Deadline).

(b)           Draws Under Letter of Credit.  Lender shall have the right to draw monies under the Letter of Credit:

(i)           upon the occurrence of (A) an Event of Default, or (B) a Potential Event of Default of which Borrower has knowledge has occurred and continued for ten (10) days;

(ii)           if thirty (30) days prior to the expiration of the Letter of Credit, either the Letter of Credit has not been extended for a term of at least three hundred sixty four (364) days (provided that in connection with a substitution, the term of any Letter of Credit shall be at least until the date five (5) days after the Property Delivery Deadline) or Borrower has not replaced the Letter of Credit with substitute cash collateral in the amount required by Lender; or

(iii)         upon the downgrading of the ratings of the long-term or short-term debt obligations of the Issuer below a level satisfactory to Fannie Mae; provided that Borrower shall have fifteen (15) days after written notice of such downgrading to deliver to Lender either (A) an acceptable replacement Letter of Credit or (B) Substitute Cash Collateral in the amount required by Lender.

(c)           Deposit to Cash Collateral Account.  If Lender draws under the Letter of Credit pursuant to Section 7.05(b)(ii) or Section 7.05(b)(iii) above, Lender shall deposit such draw monies into a Cash Collateral Account established pursuant to a Cash Collateral Agreement entered into the first time Lender draws any such monies.  Lender shall hold the Letter of Credit drawn monies in the Cash Collateral Account until the earliest of the following events occurs:

(i)           Borrower presents an acceptable replacement Letter of Credit and Lender agrees, in its sole discretion, to accept such Letter of Credit (provided that any agreement by Lender to accept a replacement Letter of Credit will be conditioned upon Borrower’s payment of all administrative and legal costs incurred by Lender and Fannie Mae in connection with the replacement of the Letter of Credit.)

(ii)          the applicable provisions of this Agreement pursuant to which the Letter of Credit was provided are satisfied;

(iii)         Borrower pays all amounts due and payable under the Loan Documents and Lender releases the liens of all Security Instruments;

(iv)         Lender, in its sole discretion, consents to Borrower's request to apply the funds to the principal balance of a Note specified by Borrower and any prepayment premium due in connection with such application; or

(v)          an Event of Default occurs and Lender elects to apply the proceeds as described below in Section 7.05(e);

(d)           During any period that Lender holds the cash proceeds resulting from a draw on any Letter of Credit, Lender will not pay interest to, or on behalf of, Borrower in connection with such funds.

(e)           Default Draws.  If Lender draws under the Letter of Credit pursuant to Section 7.05(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit for any of the following purposes:

(i)           to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);

(ii)          to (on Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) pre-pay any Note in whole or in part, including any prepayment premium or yield maintenance;

(iii)         to make improvements or repairs to any Mortgaged Property which Lender determines are necessary to ensure that the Mortgaged Property meets the requirements set forth in the Loan Documents; or

(iv)         deposit monies into the Cash Collateral Account.

(f)           Legal Opinion.  Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), Borrower shall cause the Issuer’s counsel to deliver a legal opinion reasonably satisfactory in form and substance as approved by Lender.

ARTICLE 8
EXPANSION OF CREDIT FACILITY

Section 8.01.        Right to Increase Commitment.

Subject to the terms, conditions and limitations of this Article 8, Borrower shall have the right, at any time or from time to time during the Fixed Facility Availability Period, to increase the Fixed Facility Commitment, the Variable Facility Commitment, or both. As of the date hereof, the Commitment has been fully increased.  Either Commitment may be increased by the addition of Collateral to the Collateral Pool and/or increases in the value of the Mortgaged Properties.  Borrower’s right to increase the Commitment is subject to the following limitations:

(a)           Maximum Amount of Increase in Commitment.  Notwithstanding the terms of this Agreement and Section 8.01 of the Other Credit Agreement, Borrower shall have the right, to increase the Commitment by an additional $0 (to a maximum Commitment of $691,785,000.00).  Borrower hereby agrees that the total commitment, when added to the commitment of Lender to Borrower under the Other Credit Agreement, shall not exceed $934,978,000.

(b)           Minimum Request.  Each Request for an increase in the Commitment shall be in the minimum amount of $3,000,000.

(c)           Terms and Conditions.  The terms and conditions (including pricing, other than in respect of an increase in the Commitment in an amount equal to or less than the Reserved Amount on which the Rate Preservation Fee has been paid, in which case the terms and conditions, including pricing, shall be as set forth in this Agreement) applicable to any increase in the Commitment shall be acceptable to Lender in its discretion.

Section 8.02.        Procedure for Obtaining Increases in Commitment.

(a)           Request.  In order to obtain an increase in the Commitment, Borrower shall deliver a written request for an increase (a “Credit Facility Expansion Request”) to Lender, in the form attached as Exhibit V to this Agreement.  Each Credit Facility Expansion Request shall be accompanied by the following:

(i)           A designation of the amount of the proposed increase;

(ii)          A designation of the increase in the Fixed Facility Credit Commitment and the Variable Facility Credit Commitment;

(iii)         If any Multifamily Residential Properties are proposed to be added to the Collateral Pool, a list of such Multifamily Residential Properties and evidence of compliance with the requirements of Article 6 in connection with such addition;

(iv)        [Intentionally Deleted];

(v)          A request that Lender inform Borrower of the Fixed Facility Fee and the Variable Facility Fee to apply to Advances drawn from such increase in the Commitment.

(b)           Closing.  If all conditions contained in Section 8.03 are satisfied, Lender shall permit the requested increase in the Commitment, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within fifteen (15) Business Days after Lender’s receipt of the Credit Facility Expansion Request (or on such other date to which Borrower and Lender may agree).

Section 8.03.        Conditions Precedent to Increase in Commitment.

The right of Borrower to increase the Commitment is subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           After giving effect to the requested increase, subject to the terms of Section 15.03 of this Agreement, the Coverage and LTV Tests will be satisfied;

(b)           Payment by Borrower of the Expansion Origination Fee in accordance with Section 16.02(b) and all legal fees and expenses payable by Borrower in connection with the expansion of the Commitment pursuant to Section 16.04(b);

(c)           The receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date, increasing the limits of liability to the Commitment, as increased under this Article 8, showing no additional exceptions to coverage other than the exceptions shown on the last Closing Date with respect to which the Title Insurance Policy was endorsed, Permitted Liens, and other exceptions approved by Lender, together with any reinsurance agreements required by Lender;

(d)           The receipt by Lender of fully executed original copies of all Credit Facility Expansion Loan Documents, each of which shall be in full force and effect, and in form and substance satisfactory to Lender in all respects;

(e)           if determined necessary by Lender, Borrower’s agreement to such geographical diversification requirements as Lender may determine; and

(f)           The satisfaction of all applicable General Conditions set forth in Article 11.

ARTICLE 9
PARTIAL TERMINATION OF FACILITIES

Section 9.01.        Right to Complete or Partial Termination of Facilities.

Subject to the terms and conditions of this Article 9, Borrower shall have the right to permanently reduce the Variable Facility Commitment and the Fixed Facility Commitment in accordance with the provisions of this Article 9.

Section 9.02.        Procedure for Complete or Partial Termination of Facilities.

(a)           Request. In order to permanently reduce the Variable Facility Commitment or the Fixed Facility Commitment, Borrower may deliver a written request for the reduction (“Facility Termination Request”) to Lender, in the form attached as Exhibit W to this Agreement.  A permanent reduction of the Variable Facility Commitment to $0 shall be referred to as a “Complete Variable Facility Termination.”  A permanent reduction of the Fixed Facility Commitment to $0 shall be referred to as a “Complete Fixed Facility Termination.”   The Facility Termination Request shall be accompanied by the following:

(i)           A designation of the proposed amount of the reduction in the Variable Facility Commitment or Fixed Facility Commitment, as the case may be; and

(ii)          Unless there is a Complete Variable Facility Termination, or a Complete Fixed Facility Termination, a designation by Borrower of any Variable Advances which will be prepaid or Fixed Facility Advances which will be prepaid or defeased, as the case may be.

Any release of Collateral, whether or not made in connection with a Facility Termination Request, must comply with all conditions to a release which are set forth in Article 7.

(b)           Closing.  If all conditions contained in Section 9.03 are satisfied, Lender shall permit the Variable Facility Commitment or Fixed Facility Commitment as the case may be, to be reduced to the amount designated by Borrower, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within fifteen (15) Business Days after Lender’s receipt of the Facility Termination Request (or on such other date to which Borrower and Lender may agree), by executing and delivering a counterpart of an amendment to this Agreement, in the form attached as Exhibit X to this Agreement, evidencing the reduction in the Facility Commitment. The document referred to in the preceding sentence is referred to in this Article 9 as the “Facility Termination Document.”

Section 9.03.        Conditions Precedent to Complete or Partial Termination of Facilities.

The right of Borrower to reduce the Facility Commitment and the obligation of Lender to execute the Facility Termination Document, are subject to the satisfaction of the following conditions precedent on or before the Closing Date:

(a)           Payment by Borrower in full of all of the Variable Advances Outstanding and Fixed Facility Advances Outstanding, as the case may be, required to be paid in order that the aggregate unpaid principal balance of all Variable Advances Outstanding and Fixed Facility Advances Outstanding, as the case may be, is not greater than the Variable Facility Commitment and Fixed Facility Commitment, as the case may be, including any associated prepayment premiums or other amounts due under the Notes (but if Borrower is not required to prepay all of the Variable Advances or Fixed Facility Advances Outstanding, as the case may be, Borrower shall have the right to select which of the Variable Advances or Fixed Facility Advances, as the case may be, shall be repaid);

(b)           Payment by Borrower of the Facility Termination Fee;

(c)           Receipt by Lender on the Closing Date of one (1) or more counterparts of the Facility Termination Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Facility Termination Document; and

(d)           The satisfaction of all applicable General Conditions set forth in Article 11.

ARTICLE 10
TERMINATION OF CREDIT FACILITY

Section 10.01.     Right to Terminate Credit Facility.

Subject to the terms and conditions of this Article 10, Borrower shall have the right to terminate this Agreement and the Credit Facility and receive a release of all of the Collateral from the Collateral Pool in accordance with the provisions of this Article 10.

Section 10.02.     Procedure for Terminating Credit Facility.

(a)           Request.  In order to terminate this Agreement and the Credit Facility, Borrower shall deliver a written request for the termination (“Credit Facility Termination Request”) to Lender, in the form attached as Exhibit Y to this Agreement.

(b)           Closing.  If all conditions contained in Section 10.03 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released from the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after Lender’s receipt of the Credit Facility Termination Request (or on such other date to which Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, (i) instruments, in the form customarily used by Lender for releases in the jurisdictions in which the Mortgaged Properties are located, releasing all of the Security Instruments as a Lien on the Mortgaged Properties, (ii) UCC-3 Termination Statements terminating all of the UCC-1 Financing Statements perfecting a Lien on the personal property located on the Mortgaged Properties, in form customarily used in the jurisdiction governing the perfection of the security interest being released, (iii) such other documents and instruments as Borrower may reasonably request evidencing the release of the Collateral from any lien securing the Obligations (including a termination of any restriction on the use of any accounts relating to the Collateral) and the release and return to Borrower of any and all escrowed amounts relating thereto, (iv) instruments releasing Borrower from its obligations under this Agreement and any and all other Loan Documents, and (v) the Notes, each marked paid and canceled.  The instruments referred to in the preceding sentence are referred to in this Article 10 as the “Facility Termination Documents.”

Section 10.03.     Conditions Precedent to Termination of Credit Facility.

The right of Borrower to terminate this Agreement and the Credit Facility and to receive a release of all of the Collateral from the Collateral Pool and Lender’s obligation to execute and deliver the Facility Termination Documents on the Closing Date are subject to the following conditions precedent:

(a)           Payment by Borrower in full of all of the Notes Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Notes and all other amounts owing by Borrower to Lender under this Agreement;

(b)           [Intentionally Deleted];

(c)           Payment of the Facility Termination Fee; and

(d)           The satisfaction of all applicable General Conditions set forth in Article 11.

ARTICLE 11
GENERAL CONDITIONS PRECEDENT TO ALL REQUESTS

The obligation of Lender to close the transaction requested in a Request shall be subject to the following conditions precedent (“General Conditions”) in addition to any other conditions precedent set forth in this Agreement:

Section 11.01.     Conditions Applicable to All Requests.

Each of the following conditions precedent shall apply to all Requests:

(a)           Payment of Expenses.  The payment by Borrower of Lender’s reasonable fees and expenses payable in accordance with this Agreement.

(b)           No Material Adverse Change.  Except in connection with a Credit Facility Termination Request, there has been no material adverse change in the financial condition, business or prospects of Borrower since the Third Amended and Restated Closing Date.

(c)           No Default.  Except in connection with a Credit Facility Termination Request, there shall exist no Event of Default or Potential Event of Default  in each case under Section 17.01(b)-Section 17.01(k) and Section 17.01(m) or, in any material respect, under Section 17.01(a), Section 17.01(l) or Section 17.01(n) (it being understood and agreed that any default comparable to the Events of Default listed in Section 17.01(b)-Section 17.01(k) and Section 17.01(m) in the other Loan Documents will be treated to be material) on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.

(d)           No Insolvency.  Except in connection with a Credit Facility Termination Request, receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that Borrower is not insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of a Future Advance, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.

(e)           No Untrue Statements.  The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary in order to make the information contained therein not misleading.

(f)           Representations and Warranties.  Except in connection with a Credit Facility Termination Request, all representations and warranties made by Borrower in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.

(g)           No Condemnation or Casualty.  Except in connection with a Credit Facility Termination Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against any Mortgaged Property and there shall not have occurred any casualty to any improvements located on any Mortgaged Property, which casualty would have a material adverse effect on the continued operations of such Mortgaged Property.

(h)           Geographic and Concentration Tests.  Except in connection with a Credit Facility Termination Request, the Collateral Pool satisfies the Geographical Diversification Requirement and Concentration Test.

(i)           Delivery of Closing Documents.  The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(i)           A Compliance Certificate;

(ii)          An Organizational Certificate; and

(iii)         Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.

(j)           Covenants.  Except in connection with a Credit Facility Termination Request, Borrower is in full compliance with each of the covenants set forth in Article 13, Article 14 and Article 15 of this Agreement, without giving effect to any notice and cure rights of Borrower.

Section 11.02.     Delivery of Closing Documents Relating to Collateral Addition Request, Collateral Substitution Request, Credit Facility Expansion Request or Future Advance Request.

With respect to the closing of a Collateral Addition Request, a Collateral Substitution Request, or a Credit Facility Expansion Request, it shall be a condition precedent that Lender receives each of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:

(a)           Loan Documents.  Fully executed original copies of each Loan Document required to be executed in connection with the Request, duly executed and delivered by the parties thereto (other than Lender), each of which shall be in full force and effect.

(b)           Opinion.  Favorable opinions of counsel to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require.

Section 11.03.     Delivery of Property-Related Documents.

With respect to each of the Mortgaged Properties to be made part of the Collateral Pool on the Closing Date of a Collateral Addition Request or a Collateral Substitution Request, it shall be a condition precedent that Lender receive each of the following, each dated as of the Closing Date of a Collateral Addition Request or a Collateral Substitution Request, as the case may be, in form and substance satisfactory to Lender in all respects:

(a)           A favorable opinion of local counsel to Borrower or Lender as to the enforceability of the Security Instrument, and any other Loan Documents, executed in connection with the Request.

(b)           A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the Commitment.

(c)           The Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property.

(d)           The Survey applicable to the Mortgaged Property.

(e)           Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws.

(f)           An Appraisal of the Mortgaged Property.

(g)           A Replacement Reserve Agreement, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents.

(h)           A Completion/Repair and Security Agreement, together with required escrows, on the standard form required by Lender.

(i)           An Assignment of Management Agreement, on the standard form required by Lender.

(j)           An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

Section 12.01.      Representations and Warranties of Borrower.

Borrower hereby represents and warrants to Lender as follows:

(a)           Due Organization; Qualification.

(i)           The REIT is qualified to transact business and is in good standing in the State of Tennessee.  Borrower is qualified to transact business and is in good standing in the State in which it is organized and in each other jurisdiction in which such qualification and/or standing is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability of Borrower to perform the Obligations under this Agreement and the other Loan Documents.  Borrower is qualified to transact business and is in good standing in each State in which it owns a Mortgaged Property.

(ii)          Borrower’s principal place of business, principal office and office where it keeps its books and records as to the Collateral is located at the address set out in Section 23.08.

(b)           Power and Authority.  Borrower has the requisite power and authority (i) to own its properties and to carry on its business as now conducted and as contemplated to be conducted in connection with the performance of the Obligations hereunder and under the other Loan Documents and (ii) to execute and deliver this Agreement and the other Loan Documents and to carry out the transactions contemplated by this Agreement and the other Loan Documents.

(c)           Due Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents have been duly authorized by all necessary action and proceedings by or on behalf of Borrower, and no further approvals or filings of any kind, including any approval of or filing with any Governmental Authority, are required by or on behalf of Borrower as a condition to the valid execution, delivery and performance by Borrower of this Agreement or any of the other Loan Documents.

(d)           Valid and Binding Obligations.  This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors’ rights generally or by equitable principles or by the exercise of discretion by any court.

(e)           Non-contravention; No Liens.  Neither the execution and delivery of this Agreement and the other Loan Documents, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the other Loan Documents nor the performance of the Obligations:

(i)           does or will conflict with or result in any breach or violation of any Applicable Law enacted or issued by any Governmental Authority or other agency having jurisdiction over Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of Borrower, or any judgment or order applicable to Borrower or to which Borrower, any of the Mortgaged Properties or other assets of Borrower is subject;

(ii)          does or will conflict with or result in any material breach or violation of, or constitute a default under, any of the terms, conditions or provisions of Borrower’s Organizational Documents, any indenture, existing agreement or other instrument to which Borrower is a party or to which Borrower, any of the Mortgaged Properties or any other portion of the Collateral or other assets of Borrower is subject;

(iii)         does or will result in or require the creation of any Lien on all or any portion of the Collateral or any of the Mortgaged Properties, except for the Permitted Liens; or

(iv)        does or will require the consent or approval of any creditor of Borrower, any Governmental Authority or any other Person except such consents or approvals which have already been obtained.

(f)           Pending Litigation or other Proceedings.  There is no pending or, to the best knowledge of Borrower, threatened action, suit, proceeding or investigation, at law or in equity, before any court, board, body or official of any Governmental Authority or arbitrator against or affecting any Mortgaged Property or any other portion of the Collateral or other assets of Borrower, which, if decided adversely to Borrower, would have, or may reasonably be expected to have, a Material Adverse Effect.  Borrower is not in default with respect to any order of any Governmental Authority.

(g)           Solvency.  Borrower is not insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement or the other Loan Documents and after giving effect to such transactions, Borrower will not be left with an unreasonably small amount of capital with which to engage in its business or undertakings, nor will Borrower has incurred, have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature.  Borrower did not receive less than a reasonably equivalent value in exchange for incurrence of the Obligations.  There (i) is no contemplated, pending or, to the best of Borrower’s knowledge, threatened bankruptcy, reorganization, receivership, insolvency or like proceeding, whether voluntary or involuntary, affecting Borrower or any of the Mortgaged Properties and (ii) has been no assertion or exercise of jurisdiction over Borrower or any of the Mortgaged Properties by any court empowered to exercise bankruptcy powers.

(h)           No Contractual Defaults.  There are no defaults by Borrower or, to the knowledge of Borrower, by any other Person under any contract to which Borrower is a party relating to any Mortgaged Property, including any management, rental, service, supply, security, maintenance or similar contract, other than defaults which do not have, and are not reasonably expected to have, a Material Adverse Effect.  Neither Borrower nor, to the knowledge of Borrower, any other Person, has received notice or has any knowledge of any existing circumstances in respect of which it could receive any notice of default or breach in respect of any contracts affecting or concerning any Mortgaged Property.

(i)           Compliance with the Loan Documents.  Borrower is in compliance with all provisions of the Loan Documents to which it is a party or by which it is bound.  The representations and warranties made by Borrower in the Loan Documents are true, complete and correct as of the Closing Date and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(j)           ERISA.

(i)           Borrower is not an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the assets of Borrower do not constitute “plan assets” of one or more such plans within the meaning of 29 Code of Federal Regulations (“C.F.R.”) Section 2510.3-101 or the Advances from Lender to Borrower described hereunder are exempt from the restrictions of Section 406(a)(1)(A) through (D) of ERISA as well as from the taxes imposed by Section 4975(a) and (b) of the Internal Revenue Code of 1986, as amended (“Code”), by reason of Department of Labor Prohibited Transaction Exemption 96-23 (“INHAM Exemption”).

(ii)          Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA.

(iii)         Borrower and transactions with Borrower are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans.

(iv)         One or more of the following circumstances is/are true:

(A)        Equity interests in Borrower are publicly offered securities within the meaning of 29 C.F.R. Section 2510.3-101(b)(2).

(B)         Less than twenty-five percent (25%) of all equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2).

(C)         Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c) or (e).

(D)         The Advances are exempt from the restrictions of Section 406(a)(1)(A) through (D) of ERISA as well as from the taxes imposed by Section 4975(a) and (b) of the Code.

(k)           Financial Information.  The financial projections relating to Borrower and delivered to Lender on or prior to the date hereof, if any, were prepared on the basis of assumptions believed by Borrower, in good faith at the time of preparation, to be reasonable and Borrower is not aware of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect; provided, however, that no representation or warranty is made that any result set forth in such financial projections shall be achieved.  The financial statements of Borrower which have been furnished to Lender are complete and accurate in all material respects and present fairly the financial condition of Borrower, as of its date in accordance with GAAP, applied on a consistent basis, and since the date of the most recent of such financial statements no event has occurred which would have, or may reasonably be expected to have a Material Adverse Effect, and there has not been any material transaction entered into by Borrower other than transactions in the ordinary course of business.  Borrower has no material contingent obligations which are not otherwise disclosed in its most recent financial statements.

(l)           Accuracy of Information.  No information, statement or report furnished in writing to Lender by Borrower in connection with this Agreement or any other Loan Document or in connection with the consummation of the transactions contemplated hereby and thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and the representations and warranties of Borrower and the statements, information and descriptions contained in Borrower’s closing certificates, as of the Closing Date, are true, correct and complete in all material respects, do not contain any untrue statement or misleading statement of a material fact, and do not omit to state a material fact required to be stated therein or necessary to make the certifications, representations, warranties, statements, information and descriptions contained therein, in light of the circumstances under which they were made, not misleading; and the estimates and the assumptions contained herein and in any certificate of Borrower delivered as of the Closing Date are reasonable and based on the best information available to Borrower.

(m)           No Conflicts of Interest.  To the best knowledge of Borrower, no member, officer, agent or employee of Lender has been or is in any manner interested, directly or indirectly, in that Person’s own name, or in the name of any other Person, in the Loan Documents, Borrower or any Mortgaged Property, in any contract for property or materials to be furnished or used in connection with such Mortgaged Property or in any aspect of the transactions contemplated by the Loan Documents.

(n)           Governmental Approvals.  No Governmental Approval not already obtained or made is required for the execution and delivery of this Agreement or any other Loan Document or the performance of the terms and provisions hereof or thereof by Borrower.

(o)           Governmental Orders.  Borrower is not presently under any cease or desist order or other orders of a similar nature, temporary or permanent, of any Governmental Authority which would have the effect of preventing or hindering performance of its duties hereunder, nor are there any proceedings presently in progress or to its knowledge contemplated which would, if successful, lead to the issuance of any such order.

(p)           No Reliance.  Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions contemplated by this Agreement and the other Loan Documents, that it is familiar with the provisions of all of the documents and instruments relating to such transactions; that it understands the risks inherent in such transactions, including the risk of loss of all or any of the Mortgaged Properties; and that it has not relied on Lender or Fannie Mae for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or any other Loan Document or otherwise relied on Lender or Fannie Mae in any manner in connection with interpreting, entering into or otherwise in connection with this Agreement, any other Loan Document or any of the matters contemplated hereby or thereby.

(q)           Compliance with Applicable Law.  Borrower is in compliance with Applicable Law, including all Governmental Approvals, if any, except for such items of noncompliance that, singly or in the aggregate, have not had and are not reasonably expected to cause, a Material Adverse Effect.

(r)           Contracts with Affiliates.  Except as otherwise approved in writing by Lender, Borrower has not entered into and is not a party to any contract, lease or other agreement with any Affiliate of Borrower for the provision of any service, materials or supplies to any Mortgaged Property (including any contract, lease or agreement for the provision of property management services, cable television services or equipment, gas, electric or other utilities, security services or equipment, laundry services or equipment or telephone services or equipment).  Lender hereby approves the property management agreements set forth on Exhibit AA to this Agreement.

(s)           Lines of Business.  Borrower is not engaged in any businesses other than the acquisition, ownership, development, construction, leasing, financing or management of Multifamily Residential Properties, and the conduct of these businesses does not violate the Organizational Documents pursuant to which it is formed.

(t)           Status as a Real Estate Investment Trust.  The REIT is qualified, and is taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code, and is not engaged in any activities which would jeopardize such qualification and tax treatment.

Section 12.02.      Representations and Warranties of Borrower.

Borrower hereby represents and warrants to Lender as follows with respect to each of the Mortgaged Properties:

(a)           Title.  Borrower has good, valid, marketable and indefeasible title to each Mortgaged Property (either in fee simple or as tenant under a ground lease meeting all of Lender’s Underwriting Requirements), free and clear of all Liens whatsoever except the Permitted Liens.  Each Security Instrument, if and when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first lien on the Mortgaged Property intended to be encumbered thereby (including the Leases related to such Mortgaged Property and the rents and all rights to collect rents under such Leases), subject only to Permitted Liens.  Except for any Permitted Liens, there are no Liens or claims for work, labor or materials affecting any Mortgaged Property which are or may be prior to, subordinate to, or of equal priority with, the Liens created by the Loan Documents.  The Permitted Liens do not have, and may not reasonably be expected to have, a Material Adverse Effect.

(b)           Impositions.  Borrower has filed all property and similar tax returns required to have been filed by it with respect to each Mortgaged Property and has paid and discharged, or caused to be paid and discharged, all installments for the payment of all Taxes due to date, and all other material Impositions imposed against, affecting or relating to each Mortgaged Property other than those which have not become due, together with any fine, penalty, interest or cost for nonpayment pursuant to such returns or pursuant to any assessment received by it, provided, however, that if Borrower contests in good faith and by appropriate proceeding the validity or applicability of any Imposition, provides to Lender security in such amount and in such form as Lender may reasonably require, then compliance with the Imposition in question shall be suspended during the pendency of such contest.  Borrower has no knowledge of any new proposed Tax, levy or other governmental or private assessment or charge in respect of any Mortgaged Property which has not been disclosed in writing to Lender.

(c)           Zoning.  Each Mortgaged Property complies in all material respects with all Applicable Laws affecting such Mortgaged Property.  Without limiting the foregoing, all material Permits, including certificates of occupancy, to the extent issued by the relevant jurisdiction, have been issued and are in full force and effect. Neither Borrower nor, to the knowledge of Borrower, any former owner of any Mortgaged Property, has received any written notification or threat of any actions or proceedings regarding the noncompliance or nonconformity of any Mortgaged Property with any Applicable Laws or Permits, nor is Borrower otherwise aware of any such pending actions or proceedings.

(d)           Leases.  Borrower has delivered to Lender a true and correct copy of their form apartment lease for each Mortgaged Property (and, with respect to leases executed prior to the date on which Borrower first owned the Mortgaged Property, the form apartment lease used for such leases), and each Lease with respect to such Mortgaged Property is in the form thereof, with no material modifications thereto, except as previously disclosed in writing to Lender.  Except as set forth in a Rent Roll, no Lease for any unit in any Mortgaged Property (i) is for a term in excess of one (1) year, including any renewal or extension period unless such renewal or extension period is subject to termination by Borrower upon not more than thirty (30) days’ written notice, (ii) provides for prepayment of more than one (1) month’s rent, or (iii) was entered into in other than the ordinary course of business.

(e)           Rent Roll.  Borrower has executed and delivered to Lender a Rent Roll for each Mortgaged Property, each dated as of and delivered within thirty (30) days prior to the Closing Date.  Each Rent Roll sets forth each and every unit subject to a Lease which is in full force and effect as of the date of such Rent Roll.  The information set forth on each Rent Roll is true, correct and complete in all material respects as of its date and there has occurred no material adverse change in the information shown on any Rent Roll from the date of each such Rent Roll to the Closing Date.  Except as disclosed in the Rent Roll with respect to each Mortgaged Property or otherwise previously disclosed in writing to Lender, no Lease is in effect as of the date of the Rent Roll with respect to such Mortgaged Property.

(f)           Status of Landlord under Leases.  Except for any assignment of leases and rents which is a Permitted Lien or which is to be released in connection with the consummation of the transactions contemplated by this Agreement, Borrower is the owner and holder of the landlord’s interest under each of the Leases of units in each Mortgaged Property and there are no prior outstanding assignments of any such Lease, or any portion of the rents, additional rents, charges, issues or profits due and payable or to become due and payable thereunder.

(g)           Enforceability of Leases.  Each Lease constitutes the legal, valid and binding obligation of Borrower and, to the knowledge of Borrower, of each of the other parties thereto, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, reorganization or other similar laws relating to creditors’ rights generally, and equitable principles, and except as disclosed in writing to Lender, no notice of any default by Borrower which remains uncured has been sent by any tenant under any such Lease, other than defaults which do not have, and are not reasonably expected to have, a Material Adverse Effect on the Mortgaged Property subject to the Lease.

(h)           No Lease Options.  All premises demised to tenants under Leases are occupied by such tenants as tenants only.  No Lease contains any option or right to purchase, right of first refusal or any other similar provisions.  No option or right to purchase, right of first refusal, purchase contract or similar right exists with respect to any Mortgaged Property.

(i)           Insurance.  Borrower has delivered to Lender true and correct certified copies of all Insurance Policies currently in effect as of the date of this Agreement with respect to the Mortgaged Property which it owns.  Each such Insurance Policy complies in all material respects with the requirements set forth in the Loan Documents.

(j)           Tax Parcels.  Each Mortgaged Property is on one (1) or more separate tax parcels, and each such parcel (or parcels) is (or are) separate and apart from any other property.

(k)           Encroachments.  Except as disclosed on the Survey with respect to each Mortgaged Property, none of the improvements located on any Mortgaged Property encroaches upon the property of any other Person or upon any easement encumbering the Mortgaged Property, nor lies outside of the boundaries and building restriction lines of such Mortgaged Property and no improvement located on property adjoining such Mortgaged Property lies within the boundaries of or in any way encroaches upon such Mortgaged Property.

(l)           Independent Unit.  Except for Permitted Liens and as disclosed on Exhibit BB to this Agreement, or as disclosed in a Title Insurance Policy or Survey for the Mortgaged Property, each Mortgaged Property is an independent unit which does not rely on any drainage, sewer, access, parking, structural or other facilities located on any Property not included either in such Mortgaged Property or on public or utility easements for the (i) fulfillment of any zoning, building code or other requirement of any Governmental Authority that has jurisdiction over such Mortgaged Property, (ii) structural support, or (iii) the fulfillment of the requirements of any Lease or other agreement affecting such Mortgaged Property.  Borrower, directly or indirectly, has the right to use all amenities, easements, public or private utilities, parking, access routes or other items necessary or currently used for the operation of each Mortgaged Property.  All public utilities are installed and operating at each Mortgaged Property and all billed installation and connection charges have been paid in full.  Each Mortgaged Property is either (A) contiguous to or (B) benefits from an irrevocable unsubordinated easement permitting access from such Mortgaged Property to a physically open, dedicated public street, and has all necessary permits for ingress and egress and is adequately serviced by public water, sewer systems and utilities.  No building or other improvement not located on a Mortgaged Property relies on any part of the Mortgaged Property to fulfill any zoning requirements, building code or other requirement of any Governmental Authority that has jurisdiction over the Mortgaged Property, for structural support or to furnish to such building or improvement any essential building systems or utilities.

(m)           Condition of the Mortgaged Properties.  Except as disclosed in any third party report delivered to Lender prior to the date on which Borrower’s Mortgaged Property is added to the Collateral Pool, or otherwise disclosed in writing by Borrower to Lender prior to such date, each Mortgaged Property is in good condition, order and repair, there exist no structural or other material defects in such Mortgaged Property (whether patent or, to the best knowledge of Borrower, latent or otherwise) and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in such Mortgaged Property, or any part of it, which would adversely affect the insurability of such Mortgaged Property or cause the imposition of extraordinary premiums or charges for insurance or of any termination or threatened termination of any policy of insurance or bond.  No claims have been made against any contractor, architect or other party with respect to the condition of any Mortgaged Property or the existence of any structural or other material defect therein.  No Mortgaged Property has been materially damaged by casualty which has not been fully repaired or for which insurance proceeds have not been received or are not expected to be received except as previously disclosed in writing to Lender.  There are no proceedings pending for partial or total condemnation of any Mortgaged Property except as disclosed in writing to Lender.

Section 12.03.     Representations and Warranties of Lender.

Lender hereby represents and warrants to Borrower as follows:

(a)           Due Organization.  Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Power and Authority.  Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(c)           Due Authorization.  The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.

ARTICLE 13
AFFIRMATIVE COVENANTS OF THE BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 13.01.      Compliance with Agreements.

Borrower shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.

Section 13.02.      Maintenance of Existence.

Borrower shall maintain its existence and continue to be a limited partnership or corporation, as the case may be, organized under the laws of the state of its organization.  Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.

Section 13.03.      Maintenance of REIT Status.

During the Term of this Agreement, the REIT shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code, and will not be engaged in any activities which would jeopardize such qualification and tax treatment.

Section 13.04.      Financial Statements; Accountants’ Reports; Other Information.

Borrower shall keep and maintain at all times complete and accurate books of accounts and records in sufficient detail to correctly reflect (x) all of Borrower’s financial transactions and assets and (y) the results of the operation of each Mortgaged Property and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services).  In addition, Borrower shall furnish, or cause to be furnished, to Lender:

(a)           Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, the audited balance sheet of the REIT and its Subsidiaries as of the end of such fiscal year, the  audited statement of income, equity and retained earnings of the REIT and its Subsidiaries for such fiscal year and the audited statement of cash flows of the REIT and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP, consistently applied, and accompanied by a certificate of the REIT’s independent certified public accountants to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit or as to the going concern nature of the business.

(b)           Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after each of the first three (3) fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet of the REIT and its Subsidiaries as of the end of such fiscal quarter, the unaudited statement of income and retained earnings of the REIT and its Subsidiaries and the unaudited statement of cash flows of the REIT and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of the Chief Financial Officer of the REIT to the effect that such financial statements have been prepared in accordance with GAAP, consistently applied, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated subject to year end adjustments in accordance with GAAP.

(c)           Quarterly Property Statements.  As soon as available, and in any event within forty-five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property accompanied by a certificate of the Chief Financial Officer of the REIT to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated.

(d)           Annual Property Statements.  On an annual basis within forty-five (45) days of the end of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of the Chief Financial Officer of the REIT to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated.

(e)           Updated Rent Rolls.  Upon Lender’s request (but not more frequently than quarterly), a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable, the rent paid and any other information requested by Lender and accompanied by a certificate of the Chief Financial Officer of the REIT to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein.

(f)           Security Deposit Information.  Upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts.

(g)           Security Law Reporting Information.  So long as the REIT is a reporting company under the Securities and Exchange Act of 1934, promptly upon becoming available, (i) copies of all financial statements, reports and proxy statements sent or made available generally by Borrower, or any of its Affiliates, to their respective security holders, (ii) all regular and periodic reports and all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or a similar form) and prospectuses, if any, filed by Borrower, or any of its Affiliates, with the Securities and Exchange Commission or other Governmental Authorities, and (iii) all statements made available generally by Borrower, or any of their Affiliates, to the public concerning material developments in the business of the REIT or other party.

(h)           Accountants’ Reports.  Promptly upon receipt thereof, copies of any reports or management letters submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property.

(i)           Annual Budgets.  Promptly, and in any event within sixty (60) days after the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property.

(j)           REIT Plans and Projections.  If prepared by the REIT, within ninety (90) days after the beginning of each fiscal year, copies of (i) the REIT’s business plan for the current and the succeeding two (2) fiscal years, (ii) the REIT’s annual budget (including capital expenditure budgets) and projections for each Mortgaged Property; and (iii) the REIT’s financial projections for the current and the succeeding two (2) fiscal years, as prepared by the REIT’s Chief Financial Officer and in a format and with such detail as Lender may require.

(k)           Strategic Plan.  Within ninety (90) days after the end of each fiscal year of the REIT, the REIT shall deliver to Lender a written narrative discussing the REIT’s publicly disclosed short and long range plans, including its plans for operations, mergers, acquisitions and management, and accompanied by supporting financial projections and schedules, certified by a member of Senior Management as true, correct and complete (“Strategic Plan”)  If the REIT’s or Borrower’s Strategic Plan materially changes, then such person shall deliver to Lender the Strategic Plan as so changed.

(l)           Annual Rental and Sales Comparable Analysis.  Within thirty (30) days after Lender’s request, a rental and sales comparable analysis of the local real estate market in which each Mortgaged Property is located, in a form approved by Lender.

(m)           Federal Tax Returns.  Upon request of Lender, the Federal Tax Returns of the REIT.

(n)           Other Reports.  Promptly upon receipt thereof, all schedules, financial statements or other similar reports delivered by Borrower pursuant to the Loan Documents or requested by Lender with respect to Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties.

(o)           Certification.  All certifications required to be delivered pursuant to this Section 13.04 shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 13.05.      Certificate of Compliance.

Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required to be delivered pursuant to Section 13.04(a) and Section 13.04(b) above a certificate signed by the Chief Financial Officer of the REIT stating that, to the best knowledge of such individual following reasonable inquiry, (a) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the requirements of Section 15.02 through Section 15.08 on the date of such financial statements, and (b) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action which Borrower is taking or proposes to take with respect thereto.  Any certificate required by this Section 13.05 shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 13.06.      Maintain Licenses.

Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.

Section 13.07.      Access to Records; Discussions With Officers and Accountants.

To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender:

(a)           to inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s books and records as may relate to the Obligations or any Mortgaged Property;

(b)           to discuss Borrower’s affairs, finances and accounts with Borrower’s officers, partners and employees;

(c)           to discuss the Mortgage Properties’ conditions, operations or maintenance with the managers of such Mortgaged Properties and the officers and employees of Borrower;

(d)           to discuss Borrower’s affairs, finances and accounts with its independent public accountants; and

(e)           to receive any other information that Lender deems reasonably necessary or relevant in connection with any Advance, any Loan Document or the Obligations.

Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.

Section 13.08.      Inform Lender of Material Events.

Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:

(a)           Defaults.  The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document;

(b)           Regulatory Proceedings.  The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect;

(c)           Legal Proceedings.  The commencement or threat of, or amendment to, any proceedings by or against Borrower in any Federal, state or local court or before any Governmental Authority, or before any arbitrator, which, if adversely determined, would have, or at the time of determination may reasonably be expected to have, a Material Adverse Effect;

(d)           Bankruptcy Proceedings.  The commencement of any proceedings by or against Borrower under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;

(e)           Regulatory Supervision or Penalty.  The receipt of notice from any Governmental Authority having jurisdiction over Borrower that (i) Borrower is being placed under regulatory supervision, (ii) any license, Permit, charter, membership or registration material to the conduct of Borrower’s business or the Mortgaged Properties is to be suspended or revoked or (iii) Borrower is to cease and desist any practice, procedure or policy employed by Borrower, as the case may be, in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;

(f)           Environmental Claim.  The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(g)           Material Adverse Effects.  The occurrence of any act, omission, change or event which has a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 13.04;

(h)           Accounting Changes.  Any material change in Borrower’s accounting policies or financial reporting practices;

(i)           Legal and Regulatory Status.  The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Borrower; and

(j)           Default on Indebtedness.  The occurrence of any event that results in or could result in (i) any imminent default, default or waiver of default in respect of any Indebtedness having an unpaid principal balance of $1,000,000 or more, (ii) the failure of Borrower to pay when due or within any applicable grace period any Indebtedness of Borrower, or (iii) any Indebtedness of Borrower becoming due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

Section 13.09.     Intentionally Omitted.

Section 13.10.     Inspection.

Borrower shall permit any Person designated by Lender:  (a) to make entries upon and inspections of the Mortgaged Properties; and (b) to otherwise verify, examine and inspect the amount, quantity, quality, value and/or condition of, or any other matter relating to, any Mortgaged Property; provided, however, that prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all such entries, examinations and inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.

Section 13.11.     Compliance with Applicable Laws.

Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property.  Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits.

Section 13.12.     Warranty of Title.

Borrower shall warrant and defend (a) the title to each Mortgaged Property and every part of each Mortgaged Property, subject only to Permitted Liens, and (b) the validity and priority of the lien of the applicable Loan Documents, subject only to Permitted Liens, in each case against the claims of all Persons whatsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Mortgaged Property, other than with respect to a Permitted Lien, is claimed by others.

Section 13.13.     Defense of Actions.

Borrower shall appear in and defend any action or proceeding purporting to affect the security for this Agreement or the rights or power of Lender hereunder, and shall pay all costs and expenses, including the cost of evidence of title and reasonable attorneys’ fees, in any such action or proceeding in which Lender may appear.  If Borrower fails to perform any of the covenants or agreements contained in this Agreement, or if any action or proceeding is commenced that is not diligently defended by Borrower which affects in any material respect Lender’s interest in any Mortgaged Property or any part thereof, including eminent domain, code enforcement or proceedings of any nature whatsoever under any Applicable Law, whether now existing or hereafter enacted or amended, then Lender may, but without obligation to do so and without notice to or demand upon Borrower and without releasing Borrower from any Obligation, make such appearances, disburse such sums and take such action as Lender deems necessary or appropriate to protect Lender’s interest, including disbursement of attorney’s fees, entry upon such Mortgaged Property to make repairs or take other action to protect the security of said Mortgaged Property, and payment, purchase, contest or compromise of any encumbrance, charge or lien which in the judgment of Lender appears to be prior or superior to the Loan Documents.  In the event (a) that any Security Instrument is foreclosed in whole or in part or that any Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, or (b) of the foreclosure of any mortgage, deed to secure debt, deed of trust or other security instrument prior to or subsequent to any Security Instrument or any Loan Document in which proceeding Lender is made a party or (c) of the bankruptcy of Borrower or an assignment by Borrower for the benefit of their respective creditors, Borrower shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including actual attorneys’ fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

Section 13.14.      Alterations to the Mortgaged Properties.

Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (a) such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (b) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (c) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement.  Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of units in such Mortgaged Property multiplied by $2,000, but in any event, costs in excess of $350,000 and Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $150,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by the Loan Documents.

Section 13.15.      ERISA.

Borrower Party shall at all times remain in compliance in all material respects with all applicable provisions of ERISA, similar requirements of the PBGC, and the provisions set forth in Section 12.01(j) of this Agreement.

Section 13.16.      Loan Document Taxes.

If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable.  In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.

Section 13.17.      Further Assurances.

Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents.

Section 13.18.      Monitoring Compliance.

Upon the request of Lender, from time to time, Borrower shall promptly provide to Lender such documents, certificates and other information as may reasonably be deemed necessary to enable Lender to perform its functions under the Servicing Agreement.

Section 13.19.      Leases.

Each unit in each Mortgaged Property will be leased pursuant to the form lease delivered to, and acceptable to, Lender, with no material modifications to such approved form lease, except as disclosed in writing to Lender.

Section 13.20.      Intentionally Omitted.

Section 13.21.      Transfer of Ownership Interests of Borrower.

(a)           Prohibition on Transfers.  Subject to paragraph (b) of this Section 13.21, Borrower shall not cause or permit a Transfer or a Change of Control.

(b)           Permitted Transfers.  Notwithstanding the provisions (a) of this Section 13.21, the following Transfers by Borrower are permitted without the consent of Lender:

(i)           A Transfer that occurs by inheritance, devise, or bequest or by operation of law upon the death of a natural person who is an owner of a Mortgaged Property or the owner of a direct or indirect ownership interest in Borrower.

(ii)          The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.

(iii)         A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents.

(iv)         The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record or otherwise remedied to Lender’s satisfaction within thirty (30) days of the date of creation.

(v)          The grant of an easement, if prior to the granting of the easement Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower pays to Lender, on demand, all reasonable costs and expenses incurred by Lender in connection with reviewing Borrower’s request.  Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (A) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (B) the grant of an easement related to expansion or widening of roadways, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.

(vi)         The Transfer of shares of common stock, limited partnership interests or other beneficial or ownership interest or other forms of securities in the REIT or the OP, and the issuance of all varieties of convertible debt, equity and other similar securities of the REIT or the OP, and the subsequent Transfer of such securities; provided, however, that no Change in Control occurs as a result of such Transfer, either upon such Transfer or upon the subsequent conversion to equity or such convertible debt or other securities.

(vii)        The Transfer of limited partnership interests by the limited partners of Borrower, including, without limitation, the conversion or exchange of limited partnership interests in Borrower to shares of common stock or other beneficial or ownership interests or other forms of securities in the REIT; provided, however, that no Change in Control occurs as the result of such Transfer.

(viii)       The issuance by Borrower of additional limited partnership units or convertible debt, equity and other similar securities, and the subsequent Transfer of such units or other securities; provided, however, that no Change in Control occurs as the result of such Transfer, either upon such Transfer or upon the subsequent conversion to equity of such convertible debt or other securities.

(ix)         A merger with or acquisition of another entity by Borrower, provided that (A) Borrower is the surviving entity after such merger or acquisition, (B) no Change in Control occurs, and (C) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

(x)          A Transfer in connection with any substitution or release pursuant to the terms and conditions of Article 7 of this Agreement.

(c)           Consent to Prohibited Transfers.  Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate this Section 13.21 if, prior to the Transfer, Borrower has satisfied each of the following requirements:

(i)           the submission to Lender of all information required by Lender to make the determination required by this Section 13.21(c);

(ii)          the absence of any Event of Default;

(iii)         the transferee meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of Borrower in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;

(iv)        in the case of a Transfer of direct or indirect ownership interests in Borrower, if transferor or any other person has obligations under any Loan Documents, the execution by the transferee of one (1) or more individuals or entities acceptable to Lender of an assumption agreement that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Instrument or any other Loan Document which previously may have been waived by  Lender;

(v)          The Transfer will not result in a significant modification under Section 1001 of the Internal Revenue Code of any Advance that has been securitized in a mortgage-backed security;

(vi)         Lender’s receipt of all of the following:

(A)         a transfer fee equal to one percent (1%) of the Commitment immediately prior to the transfer.

(B)          In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

Section 13.22.      Change in Senior Management.

(a)           Borrower shall give Lender notice of any change in the identity of Senior Management.

(b)           Within thirty (30) Business Days after receipt of Borrower’s notice, Lender shall have the right to terminate this Agreement and the Credit Facility by giving a notice of such termination to Borrower.  In such event, this Agreement and the Credit Facility shall terminate with the same effect as if Lender had approved a Credit Facility Termination Request (including Borrower’s obligation, pursuant to Section 10.03(a), to pay in full all of the Notes Outstanding on the Closing Date, including any other charges under the Notes), except that, for these purposes, the Closing Date shall be the one hundred eightieth (180th) day after the date on which Borrower first receives Lender’s termination notice.

(c)           If Lender exercises its termination right pursuant to subsection (b), Borrower shall have a period of one hundred twenty (120) days, commencing with the date on which Borrower receives Lender’s termination notice, to request that Lender rescind its termination notice. Borrower may include in its request any undertakings which it is willing to make in order to obtain such a rescission. Lender shall give Borrower notice of its acceptance or rejection of Borrower’s request within thirty (30) Business Days after Borrower makes the request.  If Lender accepts the request, Lender shall give Borrower a notice that the termination notice shall be deemed rescinded and of no further force or effect, and this Agreement and the Credit Facility shall continue in accordance with, and subject to the terms, conditions and limitations contained in, this Agreement.

Section 13.23.      Date-Down Endorsements.

At any time and from time to time, a Lender may obtain an endorsement to each Title Insurance Policy containing a Revolving Credit Endorsement, amending the effective date of the Title Insurance Policy to the date of the title search performed in connection with the endorsement.  Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one such endorsement in any consecutive 12 month period.

Section 13.24.      [Intentionally Deleted].

Section 13.25.      Ownership of Mortgaged Properties.

Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.

ARTICLE 14
NEGATIVE COVENANTS OF THE BORROWER

Borrower, with respect to itself, agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 14.01.      Other Activities.

Borrower shall not:

(a)           engage in any business or activity other than in connection with (i) the Ownership, development, construction, management and operation of Multifamily Residential Properties or other types of real property in which it has expertise and (ii) activities related to the activities permitted in (i) above;

(b)           amend its Organizational Documents in any material respect without the prior written consent of Lender;

(c)           dissolve or liquidate in whole or in part;

(d)           except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or

(e)           use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Multifamily Residential Property.

Section 14.02.      Value of Security.

Borrower shall not take any action which could reasonably be expected to have any Material Adverse Effect.

Section 14.03.      Zoning.

Borrower shall not initiate or consent to any zoning reclassification of any Mortgaged Property or seek any variance under any zoning ordinance or use or permit the use of any Mortgaged Property in any manner that could result in the use becoming a nonconforming use under any zoning ordinance or any other applicable land use law, rule or regulation.

Section 14.04.      Liens.

Borrower shall not create, incur, assume or suffer to exist any Lien on any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.

Section 14.05.      Sale.

Except in connection with a release of Collateral in accordance with Article 7, Borrower shall not Transfer any Mortgaged Property or any part of any Mortgaged Property without the prior written consent of Lender (which consent may be granted or withheld in Lender’s discretion), or any interest in any Mortgaged Property, other than to enter into Leases for units in a Mortgaged Property to any tenant in the ordinary course of business.  For so long as the Mortgaged Property commonly known as Southland Station, Phase II and located in Houston County, Georgia is part of the Collateral Pool, Borrower shall not sell or otherwise transfer any Ownership Interest in the entity owning all or any part of the property commonly known as Southland Station, Phase I and located in Houston County, Georgia (except for any Transfer permitted under this Agreement) and any uncured default on any indebtedness secured by such Multifamily Residential Property shall be a default under this Agreement.  For so long as either of the Mortgaged Properties commonly known as Three Oaks I or Three Oaks II each located in Valdosta, Georgia, is part of the Collateral Pool, Borrower Party shall not sell or otherwise transfer all or any part of either such Mortgaged Property (except for any Transfer permitted under this Agreement). For so long as either of the Mortgaged Properties commonly known as Wildwood I or Wildwood II each located in Thomasville, Georgia, is part of the Collateral Pool, Borrower Party shall not sell or otherwise transfer all or any part of either such Mortgaged Property (except for any Transfer permitted under this Agreement).

Section 14.06.     Indebtedness.

Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than Advances) in connection with any of the Mortgaged Properties.

Section 14.07.     Principal Place of Business.

Borrower shall not change its principal place of business or the location of its books and records, each as set forth in Section 12.01(a), without first giving thirty (30) days’ prior written notice to Lender.

Section 14.08.     Frequency of Requests.

Borrower shall have the right, subject to the terms, conditions and limitations of this Agreement, to make a Future Advance Request for a Variable Advance on any day until the expiration of the Variable Facility Availability Period and to make a Future Advance Request for a Fixed Facility Advance on any day until the expiration of the Fixed Facility Availability Period.

Section 14.09.     Change in Property Management.

Borrower shall not change the management agent for any Mortgaged Property except to a management agent which Lender determines is qualified in accordance with Lender’s Underwriting Requirements.

Section 14.10.     Condominiums.

Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.

Section 14.11.     Restrictions on Partnership Distributions.

Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured.

Section 14.12.     Lines of Business.

Borrower shall not be substantially involved in any businesses other than the acquisition, ownership, development, construction, leasing, financing or management, directly or through Affiliates, of Multifamily Residential Properties, and the conduct of these businesses shall not violate the Organizational Documents pursuant to which it is formed.

Section 14.13.     Limitation on Unimproved Real Property and New Construction.

Borrower shall not permit:

(a)           the value of its real property which is not improved (except real property on which phases of a Mortgaged Property are contemplated to be constructed) by one (1) or more buildings leased, or held out for lease, to third parties (“Unimproved Real Property”) to exceed ten percent (10%) of the value of all of its “Real Estate Assets” (as that term is defined in Section 856(c)(6)(B) of the Internal Revenue Code and the regulations thereunder); and

(b)           the sum of (i) the value of its Unimproved Real Property and (ii) the value of its Real Estate Assets which are under construction or subject to substantial rehabilitation to exceed twenty percent (20%) of the value of all of its Real Estate Assets.

All of the foregoing values shall be reasonably determined by Lender.

Section 14.14.     Dividend Payout.

Borrower Party shall not make a dividend payment (including both common stock dividends, unitholder distributions, and preferred stock dividends) which is greater than ninety percent (90%) of Funds from Operations or that would otherwise violate the United States federal tax laws governing the qualifications of real estate investment trusts.  As used herein, “Funds from Operations” shall mean consolidated net income of the REIT, including minority interest (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring, sales of property, impairment charges, or charges related to the adjustment to the value of assumed debt, plus real property depreciation and goodwill amortization, before extraordinary or unusual items, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect Funds from Operations on the same basis.  Upon written pre-approval of Lender, exceptions may be made where the Board of Directors of the REIT determines, in good faith, that a special dividend must be paid to avoid taxes due to excess gains from the sale of Multifamily Residential Properties.  In determining compliance with the dividend payout ratio set forth herein, the amount of dividends paid and Funds from Operations shall be calculated on a trailing twelve (12) month period.

ARTICLE 15
FINANCIAL COVENANTS OF THE BORROWER

Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:

Section 15.01.     Financial Definitions.

For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Consolidated EBITDA” means, for any period, and without double counting any item, the EBITDA for Borrower and its Subsidiaries for such period on a consolidated basis.

“Consolidated EBITDA to Fixed Charges Ratio” means, for any period of determination, the ratio (expressed as a percentage) of—

(a)           the excess of—

(i)           the Consolidated EBITDA for the period, less

(ii)          the Imputed Capital Expenditures for the period;

to

(b)           the Consolidated Fixed Charges for the period.

“Consolidated EBITDA to Interest Ratio” means, for any period of determination, the ratio (expressed as a percentage) of—

(a)           the excess of—

(i)           the Consolidated EBITDA for the period, less

(ii)          the Imputed Capital Expenditures for the period;

to

(b)           the Consolidated Interest Expense for the period.

“Consolidated Fixed Charges” means, for any period of determination, the sum of—

(a)           the Consolidated Interest Expense for the period;

(b)           the Consolidated Scheduled Amortization for the period; and

(c)           Preferred Distributions for the period.

“Consolidated Interest Expense” means, for any period of determination, and without double counting any item, the sum of the Interest Expense for Borrower and its Subsidiaries for such period on a consolidated basis.

“Consolidated Scheduled Amortization” means, for any period of determination, and without double counting any item, the sum of the Scheduled Amortization (but excluding balloon payments) for Borrower and its Subsidiaries for such period on a consolidated basis.

“Consolidated Total Assets” means, for any Person, all assets of such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that all assets composed of real property shall be valued on an undepreciated cost basis and the portion of any joint venture assets owned by such Person shall be included in Consolidated Total Assets.  The assets of a Person and its Subsidiaries shall be adjusted to reflect such Person’s allocable share of such assets, for the relevant period or as of the date of determination, taking into account (a) the relative proportion of each such item derived from assets directly owned by such Person and from assets owned by its Subsidiaries, and (b) such Person’s respective ownership interest in its Subsidiaries.

“Consolidated Total Indebtedness” means, as of any date, and without double counting any item, the Total Indebtedness for Borrower and its Subsidiaries as of such date (including the Total Indebtedness of Borrower as of such date and the portion of any indebtedness of any joint venture in which Borrower or any Subsidiary thereof is a venturer attributable to Borrower or its Subsidiary).

“EBITDA” means, for any period, the sum determined in accordance with GAAP, of the following, for any Person on a consolidated basis—

(a)          the net income (or net loss) of such Person during such Period, but excluding gains and losses on the sale of fixed assets;

(b)          all amounts treated as expenses for depreciation, Interest Expense and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss); and

(c)          all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss);

provided, however, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses, extraordinary or unusual losses and impairment related to storm or earthquake, or extraordinary gains.

“Imputed Capital Expenditures” means, for any four (4) consecutive quarters, an amount equal to the average number of apartment units owned by Borrower or its Subsidiaries during such period multiplied by Three Hundred Dollars ($300.00) per apartment unit, and for any period of less than four (4) consecutive quarters, an appropriate proration of such figure.

“Interest Expense” means, for any period, the sum of—

(a)
gross interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for Borrower and its Subsidiaries; and

(b)
the portion of the up-front costs and expenses for Rate Contracts entered into by Borrower and its Subsidiaries (to the extent not included in gross interest expense) fairly allocated to such Rate Contracts as expenses for such period, as determined in accordance with GAAP;

(c)
provided, that, all interest expense accrued by Borrower and its Subsidiaries during such period, even if not payable on or before the Termination Date, shall be included within “Interest Expense.”  Notwithstanding the foregoing, interest accrued under any Intra-Company Debt shall not be included within “Interest Expense” for any purposes hereof.

“Intra-Company Debt” means Indebtedness (whether book-entry or evidenced by a term, demand or other note or other instrument) owed by Borrower or its Subsidiaries to any Subsidiary, and incurred or assumed for the purpose of capitalizing a Subsidiary of Borrower.

“Management Entity” means the REIT.

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP but excluding any adjustment for the fair value of swaps or caps, on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.

“Pledged Cash” shall mean the amount held on deposit in the Pledgee Account.

“Preferred Distributions” means, for any period, the amount of any and all distributions due and payable to the holders of any form of preferred stock (whether perpetual, convertible or otherwise) or other ownership or beneficial interest in the REIT or any of its Subsidiaries that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, assets or other payments over the holders of any other stock or other ownership or beneficial interest in such Person.

“Rate Contracts” means interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

“Restricted Cash” means the sum of Pledged Cash plus any cash pledged by Borrower or its Subsidiaries to other lenders, as indicated in the line item for “restricted cash” in Borrower’s balance sheet from time to time.

“Scheduled Amortization” means, with respect to any Person, the sum, as of any date of determination, of the current portion (i.e., such portion as is scheduled to be paid by the obligor thereof within twelve (12) months from the date of determination) of all regularly scheduled amortization payments due on such Person’s long-term fully amortizing mortgage Indebtedness (exclusive of balloon payments).

“Stock” means all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, perpetual preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities and Exchange Act of 1934, and regulations promulgated thereunder).

“Total Indebtedness” means, as of any date of determination, and in respect of any Person, all outstanding Indebtedness, and shall include, without limitation: (a) such Person’s share of the Indebtedness of any partnership or joint venture in which such Person directly or indirectly holds any interest; and (b) any recourse or contingent obligations, directly or indirectly, of such Person with respect to any Indebtedness of such partnership or joint venture in excess of its proportionate share.  Notwithstanding the foregoing, (i) Intra-Company Debt, and (ii) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the ordinary course of business in accordance with customary terms and paid within the specified time, shall be excluded from the calculation of “Total Indebtedness” but shall not otherwise be excluded as Indebtedness for any other purpose hereof.

“Unconsolidated Partnership” means any partnership or joint venture (a) in which Borrower or any Subsidiary of Borrower holds an interest which is not consolidated in the financial statements of the REIT or (b) which is not a Subsidiary.

“Wholly-Owned Subsidiary” means a Subsidiary of Borrower one hundred percent (100%) of the Stock or other equity or other beneficial interests (in the case of Persons other than corporations) is owned directly or indirectly by Borrower; provided, however, that where such term is qualified with respect to a specific Person (e.g., “Wholly-Owned Subsidiary of the REIT”) such terms means a Subsidiary one hundred percent (100%) of the Stock or other equity or other beneficial interests (in the case of Persons other than corporations) is owned directly or indirectly by the specified Person.

Section 15.02.     [Intentionally Deleted].

Section 15.03.     Compliance with Loan to Value Ratios.

Borrower shall at all times maintain the Aggregate Loan to Value Ratio so that it is not greater than sixty-five percent (65%).  Notwithstanding the foregoing, the parties hereby agree that if, as a result of any annual Valuation performed pursuant to Section 5.04, the Aggregate Loan to Value Ratio exceeds sixty-five percent (65%) but is not greater than seventy-two percent (72%), the Collateral Pool shall be deemed in compliance with the Aggregate Loan to Value Ratio, provided that (i) the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period shall be equal to or greater than one hundred fifty percent (150%) and (ii) Borrower shall pay an additional Variable Facility Fee and Fixed Facility Fee of the number of basis points to be determined by Lender for so long as the Collateral Pool exceeds sixty-five percent (65%) but is not greater than seventy-two percent (72%).

Section 15.04.     [Intentionally Deleted].

Section 15.05.     Compliance with REIT’s Net Worth Test.

The REIT shall at all times maintain its Net Worth so that it is not less than the highest Net Worth covenant required by any other financial institution where the REIT maintains a bank line (whether secured or unsecured), but in no event less than $550,000,000 plus sixty-five percent (65%) of proceeds (less all reasonable and customary expenses and costs) of equity offerings, net of redemptions, consummated by the REIT after August 22, 2002.

Section 15.06.     Compliance with REIT’s Total Indebtedness to Consolidated Total Assets Ratio.

The REIT shall not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Assets to exceed sixty percent (60%) at any time.

Section 15.07.     Compliance with REIT’s Consolidated EBITDA to Interest Ratio.

The REIT shall not permit the Consolidated EBITDA to Interest Ratio computed for any fiscal quarter to be less than two hundred percent (200%) for any period of four (4) consecutive fiscal quarters (treated as a single accounting period).

Section 15.08.     Compliance with REIT’s Consolidated EBITDA to Fixed Charge Ratio.

The REIT shall not permit the Consolidated EBITDA to Fixed Charges Ratio computed for any fiscal quarter or year to be less than one hundred fifty percent (150%) for any period of four (4) consecutive fiscal quarters (treated as a single accounting period).

ARTICLE 16
FEES

Section 16.01.     Standby Fee and Rate Preservation Fee.

Borrower shall pay the Standby Fee to Lender for the period from the date of this Agreement to the end of the Term of this Agreement.  Unless Borrower notifies Lender in writing by December 1, 2005 that it does not elect to pay the Rate Preservation Fee, Borrower shall pay the Rate Preservation Fee to Lender commencing on January 1, 2006.   If Borrower elects not to pay the Rate Preservation Fee, such election shall be final.  Borrower may elect to no longer pay the Rate Preservation Fee, which election shall be irrevocably terminated by at least thirty (30) days’ written notice of such termination by Borrower to Lender.  Each of the Standby Fee and the Rate Preservation Fee shall be payable monthly, in arrears, on the first Business Day following the end of the month, except that the Standby Fee and Rate Preservation Fee for the last month during the Term of this Agreement shall be paid on the last day of the Term of this Agreement.

Section 16.02.     Origination Fees.

(a)           Initial Origination Fee.  Borrower has paid to Lender an origination fee (“Initial Origination Fee”) equal to the product obtained by multiplying (i) the Commitment by (ii) sixty-five one hundredths percent (0.65%).

(b)           Expansion Origination Fee.  Upon the closing of a Credit Facility Expansion Request under Article 8, Borrower shall pay to Lender an origination fee (“Expansion Origination Fee”) equal to the product obtained by multiplying (i) the increase in the Commitment made on the Closing Date for the Credit Facility Expansion Request, by (ii) sixty-five one hundredths percent (0.65%).  Any Expansion Origination Fee shall be reduced by the amount of any Collateral Addition Fee paid by Borrower in respect of any Additional Mortgaged Properties added to the Collateral Pool in conjunction with such expansion. Borrower shall pay the Expansion Origination Fee on or before the Closing Date for the Credit Facility Expansion Request.

Section 16.03.     Due Diligence Fees.

(a)           Initial Due Diligence Fees.  Borrower has paid to Lender due diligence fees (“Initial Due Diligence Fees”) with respect to the Initial Mortgaged Properties.

(b)           Additional Due Diligence Fees for Additional and Substituted Collateral.  Borrower shall pay to Lender additional reasonable due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each Additional and Substituted Mortgaged Property in an amount not to exceed the sum of $16,000.  Borrower shall pay Additional Collateral Due Diligence Fees for the Additional or Substituted Mortgaged Property to Lender on the date on which it submits the Collateral Addition or Substitution Request for the addition of the Additional or Substituted Mortgaged Property to the Collateral Pool.

Section 16.04.     Legal Fees and Expenses.

(a)           Initial Legal Fees.  Borrower shall pay, or reimburse Lender for, all out-of-pocket legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date hereof.  Borrower has paid Lender’s and Fannie Mae’s legal fees in connection with the Initial Mortgaged Properties. On the date of this Agreement, Borrower shall pay all such legal fees and expenses not previously paid or for which funds have not been previously provided.

(b)           Fees and Expenses Associated with Requests.  Borrower shall pay, or reimburse Lender for, all reasonable costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request.  The obligations of Borrower under this subsection (b) shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs.  Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender when Lender determines that such Request will not close.

Section 16.05.     MBS-Related Costs.

Borrower shall pay to Lender, within thirty (30) days after demand, all reasonable fees and expenses incurred by Lender or Fannie Mae in connection with the issuance of any MBS backed by an Advance, including the fees charged by Depository Trust Company and State Street Bank or any successor fiscal agent or custodian.

Section 16.06.     Failure to Close any Request.

If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.

Section 16.07.     Other Fees.

Borrower shall pay the following additional fees and payments, if and when required pursuant to the terms of this Agreement:

(a)           The Collateral Addition Fee, pursuant to Section 6.03(b), in connection with the addition of an Additional Mortgaged Property to the Collateral Pool pursuant to Article 6;

(b)           The Collateral Substitution Fee, pursuant to Section 7.04, in connection with the addition of a Substituted Mortgaged Property to the Collateral Pool pursuant to Article 7;

(c)           The Release Price, pursuant to Section 7.02(c), in connection with the release of a Mortgaged Property from the Collateral Pool pursuant to Article 7;

(d)           The Release Fee, pursuant to Section 7.03(c), in connection with the release of a Mortgaged Property from the Collateral Pool pursuant to Article 7;

(e)           The Variable Facility Termination Fee, pursuant to Section 9.03(b) in connection with a complete or partial termination of the Variable Facility pursuant to Article 9; and

(f)           The Variable Facility Termination Fee, pursuant to Section 10.03(b), in connection with the termination of the Credit Facility pursuant to Article 10.

(g)          With respect to each applicable Credit Enhanced Hedge, Borrower shall pay the Credit Enhancement Fee monthly, in arrears, on the first Business Day following each end of the month during the Term of this Agreement until such time that Fannie Mae no longer credit enhances such Hedge or until the Credit Enhancement Fee is no longer due and payable, except that the Credit Enhancement Fee for the last month during the Term of this Agreement shall be paid on the last day of the Term of this Agreement.

ARTICLE 17
EVENTS OF DEFAULT

Section 17.01.     Events of Default.

Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:

(a)           the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein; or

(b)           the failure by Borrower to pay when due any amount payable by Borrower under any Note, any Mortgage, this Agreement or any other Loan Document, including any fees, costs or expenses; or

(c)           the failure by Borrower to perform or observe any covenant set forth in Article 13 or Article 14 within thirty (30) days after prior written notice of such failure from Lender, provided that such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender; or

(d)           any warranty, representation or other written statement made by or on behalf of Borrower contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e)           any other Indebtedness, including but not limited to Indebtedness related to the Other Credit Agreement, in an aggregate amount of $1,000,000 of either Borrower or assumed by either Borrower (i) is not paid when due nor within any applicable grace period in any agreement or instrument relating to such Indebtedness or (ii) becomes due and payable before its normal maturity by reason of a default or event of default, however described, or any other event of default shall occur and continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or

(f)           (i) Borrower shall (A) commence a voluntary case under the Federal bankruptcy laws (as now or hereafter in effect), (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that Borrower has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or (ii) a case or other proceeding shall be commenced against Borrower in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower, or of all or a substantial part of the property, domestic or foreign, of Borrower and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against Borrower (including an order for relief under such Federal bankruptcy laws) shall be entered; or

(g)           if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by Borrower seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower shall deny that it has any further liability or obligation hereunder or thereunder; or

(h)           (i) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein, or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claims title to such materials, fixtures, or articles; or

(i)           the failure by Borrower to comply with any requirement of any Governmental Authority within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional thirty (30) days to comply with such requirement; or

(j)           a dissolution or liquidation for any reason (whether voluntary or involuntary) of Borrower; or

(k)           any judgment against either Borrower, any attachment or other levy against any portion of either Borrower’s assets with respect to a claim or claims in an amount in excess of $500,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of sixty (60) days; or

(l)           the failure of Borrower to perform or observe any of the Financial Covenants, which failure shall continue for a period of thirty (30) days after the date on which Borrower receives a notice from Lender specifying the failure; or

(m)           the failure of Borrower to maintain the Hedges required by Article 21 of this Agreement; or

(n)           the failure by Borrower to perform or observe any term, covenant, condition or agreement hereunder, other than as set forth in subsections (a) through (l) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure.

ARTICLE 18
REMEDIES

Section 18.01.     Remedies; Waivers.

Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower):

(a)           by written notice to Borrower, to be effective upon dispatch, terminate the Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.

(b)           Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.

(c)           Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 18.02.     Waivers; Rescission of Declaration.

Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower.  Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.  This provision shall not be construed to permit the waiver of any condition to a Request otherwise provided for herein.

Section 18.03.     Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.

If Borrower fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (a) disbursement of reasonable attorneys’ fees, (b) entry upon the Mortgaged Property to make repairs and Replacements, (c) procurement of satisfactory insurance as provided in paragraph 5 of the Security Instrument encumbering the Mortgaged Property, and (d) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease.  Any amounts disbursed by Lender pursuant to this Section 18.03, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents.  Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.  Nothing contained in this Section 18.03 shall require Lender to incur any expense or take any action hereunder.

Section 18.04.     No Remedy Exclusive.

Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 18.05.     No Waiver.

No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.

Section 18.06.     No Notice.

In order to entitle Lender to exercise any remedy reserved to Lender in this Article 18, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.

Section 18.07.     [Intentionally Deleted]

ARTICLE 19
RIGHTS OF FANNIE MAE

Section 19.01.     Special Pool Purchase Contract.

Borrower acknowledges that Fannie Mae is entering into an agreement with Lender (“Special Pool Purchase Contract”), pursuant to which, inter alia, (a) Lender shall agree to assign all of its rights under this Agreement to Fannie Mae, (b) Fannie Mae shall accept the assignment of the rights, (c) subject to the terms, limitations and conditions set forth in the Special Pool Purchase Contract, Fannie Mae shall agree to purchase a one hundred percent (100%) participation interest in each Advance issued under this Agreement by issuing to Lender an MBS, in the amount and for a term equal to the Advance purchased and backed by an interest in the Fixed Facility Note or the Variable Facility Note, or purchase the applicable Note for cash, as the case may be, and the Collateral Pool securing the Notes, (d) Lender shall agree to assign to Fannie Mae all of Lender’s interest in the Notes and Collateral Pool securing the Notes, and (e) Lender shall agree to service the loans evidenced by the Notes.

Section 19.02.     Assignment of Rights.

Borrower acknowledges and consents to the assignment to Fannie Mae of all of the rights of Lender under this Agreement and all other Loan Documents, including the right and power to make all decisions on the part of Lender to be made under this Agreement and the other Loan Documents, but Fannie Mae, by virtue of this assignment, shall not be obligated to perform the obligations of Lender under this Agreement or the other Loan Documents.

Section 19.03.     Release of Collateral.

Borrower hereby acknowledges that, after the assignment of Loan Documents contemplated in Section 19.02, Lender shall not have the right or power to effect a release of any Collateral pursuant to Article 7 or Article 10.  Borrower acknowledges that the Security Instruments provide for the release of the Collateral under Article 7 and Article 10.  Accordingly, Borrower shall not look to Lender for performance of any obligations set forth in Article 7 and Article 10, but shall look solely to the party secured by the Collateral to be released for such performance.  Lender represents and warrants to Borrower that the party secured by the Collateral shall be subject to the release provisions contained in Article 7 and Article 10 by virtue of the release provisions in each Security Instrument.

Section 19.04.     Replacement of Lender.

At the request of Fannie Mae, Borrower and Lender shall agree to the assumption by another lender designated by Fannie Mae (which lender shall meet Fannie Mae’s then current standards for lenders for credit facilities of the type and size of the credit facility evidenced by this Agreement), of all of the obligations of Lender under this Agreement and the other Loan Documents, and/or any related servicing obligations, and, at Fannie Mae’s option, the concurrent release of Lender from its obligations under this Agreement and the other Loan Documents, and/or any related servicing obligations, and shall execute all releases, modifications and other documents which Fannie Mae determines are necessary or desirable to effect such assumption.

Section 19.05.     Fannie Mae and Lender Fees and Expenses.

Borrower agrees that any provision providing for the payment of fees, costs or expenses incurred or charged by Lender pursuant to this Agreement shall be deemed to provide for Borrower’s payment of all reasonable fees, costs and expenses incurred or charged by Lender or Fannie Mae in connection with the matter for which fees, costs or expenses are payable.

Section 19.06.     Third-Party Beneficiary.

Borrower hereby acknowledges and agrees that Fannie Mae is a third party beneficiary of all of the representations, warranties and covenants made by any Borrower to, and all rights under this Agreement conferred upon, Lender, and, by virtue of its status as third-party beneficiary and/or assignee of Lender’s rights under this Agreement, Fannie Mae shall have the right to enforce all of the provisions of this Agreement against Borrower.

ARTICLE 20
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES

Section 20.01.     Insurance and Real Estate Taxes.

Borrower shall (unless waived by Lender) establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property.  The requirement for any fund established pursuant to the preceding sentence may be met, at Lender’s reasonable discretion, by the posting of a letter of credit in form and substance reasonably satisfactory to Lender and meeting the requirements of Fannie Mae.

Section 20.02.     Replacement Reserves.

Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Property which they own and shall (unless waived by Lender) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.

ARTICLE 21
INTEREST RATE PROTECTION

Section 21.01.     Interest Rate Protection.

(a)           Hedge Requirement.  To protect against fluctuations in interest rates, Borrower shall make arrangements for a Hedge to be in place and maintained at all times with respect to the Hedge Requirement Amount.  The Hedge for the Hedge Requirement Amount shall be in place for a period beginning on the date of the first Variable Advance from the Hedge Requirement Amount and ending not earlier than the date which is the fifth (5th) anniversary of the Initial Closing Date (the “Initial Hedge Period”).

(b)           Subsequent Hedges.  Subject to the terms of Article 21, additional Hedges (each a “Subsequent Hedge”) shall be required (i) upon the expiration of the Hedge in place for the Initial Hedge Period and (ii) if and at such times as a new Variable Advance is funded that is part of the Hedge Requirement Amount, such Subsequent Hedge to be in effect for a period beginning on the day of the expiration of the Hedge in place for the Initial Hedge Period or on the Closing Date of the Future Advance Request, as the case may be, and ending on a date acceptable to the Lender.  It is the intention of the parties that the Borrower shall obtain, and shall maintain at all times during the term of this Agreement so long as any Variable Advance is Outstanding with respect to the Hedge Requirement Amount, a Hedge or Hedges in an aggregate notional principal amount equal to the Variable Advances Outstanding that are part of the Hedge Requirement Amount and covering the entire term of the Variable Facility Commitment as set forth on the Summary of Credit Facility Structure and meeting the conditions set forth in Section 21.02.

Section 21.02.     Hedge Terms.

Each Hedge shall:

(a)           provide for a notional principal amount at all times equal to or greater than the Variable Advances Outstanding that are part of the Hedge Requirement Amount;

(b)           [intentionally deleted];

(c)           in the case of Swaps, provide for a notional interest rate required to achieve a 1.40 Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period based upon a thirty (30) year amortization period equal to the Three-Month Libor Rate in effect from time to time (the “Swap Rate”);

(d)           in the case of Caps, provide for a notional interest rate not greater than the lowest interest rate that would result in an Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period for the Variable Advances subject to the Cap of not less than 1.10 to 1 (the “Cap Interest Rate”), provided that the Aggregate Debt Service Coverage Ratio for the Trailing 12 Month Period shall be calculated based on an interest rate equal to (i) the then current Three-Month LIBOR Rate, plus (ii) the Variable Facility Fee, plus (iii) 300 basis points, and including any amortization payments in respect of such Loan;

(e)           in the case of Swaps, require the counterparty to make interest payments on the notional principal amount at a rate equal to the amount by which Coupon Rate exceeds the Swap Rate;

(f)           in the case of Caps, require the counterparty to make interest payments on the notional principal amount at a rate equal to the amount by which the then applicable Coupon Rate exceeds the Cap Interest Rate;

(g)           [intentionally deleted]; and

(h)           be evidenced, governed  and secured on terms and conditions, and pursuant to documentation (the “Hedge Documents”), in form and content reasonably acceptable to Fannie Mae, and with a counterparty (a “Counterparty”) approved by Fannie Mae.

Section 21.03.     Hedge Security Agreement; Delivery of Hedge Payments.

Pursuant to a Hedge Security Agreement, Lender shall be granted an enforceable, perfected, first priority lien on and security interest in each Hedge and payments due under the Hedge (including scheduled and termination payments) in order to secure Borrower’s obligations to Lender under this Agreement.  With respect to each Hedge, the Hedge Security Agreement must be delivered by Borrower to Lender no later than the effective date of the Hedge.

Section 21.04.     Termination.

Borrower shall not terminate, transfer or consent to any transfer of any existing Hedge without Lender’s prior written consent as long as Borrower is required to maintain a Hedge pursuant to this Agreement; provided, however, that if, and at such time as, there are no Variable Advances Outstanding that are part of the Hedge Requirement Amount, Borrower shall have the right to terminate the existing Hedge and the proceeds of any such termination shall be paid to Borrower.

Section 21.05.     Performance Under Hedge Documents.

Borrower agrees to comply fully with, and to otherwise perform when due, its obligations under, all applicable Hedge Documents and all other agreements evidencing, governing and/or securing any Hedge arrangement contemplated under this Article 21.  Borrower shall not exercise, without Lender’s prior written consent, which consent shall not be unreasonably withheld, and shall exercise, at Lender’s direction, any rights or remedies under any Hedge Document, including without limitation the right of termination.

Section 21.06.     Approved Swaps.

Notwithstanding any provisions herein to the contrary, the parties hereby acknowledge that the Hedge Documents evidencing the LIBOR Swaps set forth on Schedule II attached hereto have been approved by Fannie Mae as acceptable Swaps under this Agreement (the “Approved Swaps”).  Borrower Parties agree to assign to Lender all right, title and interest in all payments received (but not the obligation for any payments due) under the Approved Swaps in a form acceptable to Lender.   Lender’s approval of the documents evidencing an Approved Swap shall pertain to those Hedge Documents in effect as of the date of such Lender approval.  No amendments or modifications to the Hedge Documents of an Approved Swap shall be permitted without Lender’s prior written consent. An Approved Swap may no longer satisfy the Hedge requirements set forth in this Article 21 upon the first to occur of:

(a)           any Termination Event or any Event of Default (as each term is defined in the documents evidencing the Approved Swap) under an Approved Swap, including any “Cross Default” with respect to the swap provider, or

(b)           [Intentionally Deleted]

(c)           any modification or amendment to the Hedge Documents evidencing the Approved Swap without prior written Lender consent.  Additional requirements may be imposed by Lender upon review of the applicable Hedge Documents submitted for review as Approved Swaps.

In the event that an Approved Swap is transferred by a Swap provider to another Swap provider (by merger, transfer, assignment or otherwise), Borrower shall notify Lender immediately upon receipt of knowledge of such transfer and Lender hereby reserves the right to re-evaluate its approval of such Approved Swap.

Section 21.07.     Approved Caps.

Notwithstanding any provisions herein to the contrary, the parties hereby acknowledge that the Hedge Documents evidencing the LIBOR Caps set forth on Schedule III attached hereto have been approved by Fannie Mae as acceptable Caps under this Agreement (the “Approved Caps”).  Borrower Parties agree to assign to Lender all right, title and interest in all payments received (but not the obligation for any payments due) under the Approved Caps in a form acceptable to Lender.   Lender’s approval of the documents evidencing an Approved Cap shall pertain to those Hedge Documents in effect as of the date of such Lender approval.  No amendments or modifications to the Hedge Documents of an Approved Cap shall be permitted without Lender’s prior written consent. An Approved Cap may no longer satisfy the Hedge requirements set forth in this Article 21 upon the first to occur of:

(a)           any Termination Event or any Event of Default (as each term is defined in the documents evidencing the Approved Cap) under an Approved Cap, including any “Cross Default” with respect to the Cap provider, or

(b)           any modification or amendment to the Hedge Documents evidencing the Approved Cap without prior written Lender consent.  Additional requirements may be imposed by Lender upon review of the applicable Hedge Documents submitted for review as Approved Caps.

In the event that an Approved Cap is transferred by a Cap provider to another Cap provider (by merger, transfer, assignment or otherwise), Borrower shall notify Lender immediately upon receipt of knowledge of such transfer and Lender hereby reserves the right to re-evaluate its approval of such Approved Cap.

ARTICLE 22
LIMITS ON PERSONAL LIABILITY

Section 22.01.     Personal Liability to Borrower.

(a)           Full Recourse.  Except as provided in Section 22.01(b), each Borrower is and shall remain jointly and severally personally liable to Lender for the payment and performance of all Obligations throughout the term of this Agreement.

(b)           Termination of Personal Liability.                                                                           The provisions of Section 22.01(a) shall be null and void upon the written notice of Borrower to Lender of its election to render such provisions null and void if (i) the Aggregate Loan to Value Ratio is sixty percent (60%) or less, (ii) the Aggregate Debt Service Ratio for the Trailing 12 Month Period is one hundred forty-five percent (145%) or more, (iii) there has been a complete termination of the Variable Facility, and (iv) the Mortgaged Properties are owned in fee simple by Borrower that is a Single Purpose Entity.  Upon the termination of the effectiveness of Section 22.01(a) the following additional provisions of this Agreement shall be null and void and no longer applicable:

(A)           Section 8.01; and

(B)           Section 15.03 to the extent that a Default would result from the failure of Borrower to be in compliance with such Section;

(c)           Exceptions to Limits on Personal Liability.  Upon termination of personal liability of Borrower pursuant to paragraph (b) of this Section 22.01, Borrower shall remain personally liable to Lender on a joint and several basis for the repayment of a portion of the Advances and other amounts due under the Loan Documents equal to any loss or damage suffered by Lender as a result of (i) failure of Borrower to pay to Lender upon written demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits collected by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds and condemnation proceeds as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of Borrower to comply in all material respects with Section 13.04 relating to the delivery of books and records, statements, schedules and reports; (iv) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; (v) failure to apply Rents, first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower will not be personally liable (A) to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding or otherwise under the Loan Documents, or (B) with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter); or (vi) failure of Borrower to pay any and all documentary stamp taxes, intangible taxes and other taxes, impositions, fees and charges due on or with respect to the Note, the Indebtedness, this Instrument and/or any of the other Loan Documents.

(d)           Full Recourse After Termination of Personal Liability.  Upon termination of personal liability of Borrower pursuant to paragraph (b) of this Section 22.01, Borrower shall become personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: (i) Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of the Security Instrument; or (ii) a Transfer that is an Event of Default under Section 21 of the Security Instrument.

(e)           Permitted Transfer Not Release.  No Transfer by the REIT of its Ownership Interests in Borrower shall release Borrower from liability under this Article 22, this Agreement or any other Loan Document, unless Lender shall have approved the Transfer and shall have expressly released Borrower in connection with the Transfer.

(f)           Miscellaneous.  To the extent that Borrower has personal liability under this Section 22.01, Lender may exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or applicable law.  For purposes of this Article 22, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.

ARTICLE 23
MISCELLANEOUS PROVISIONS

Section 23.01.     Counterparts.

To facilitate execution, this Agreement may be executed in any number of counterparts.  It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

Section 23.02.     Amendments, Changes and Modifications.

This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 23.03.     Payment of Costs, Fees and Expenses.

Borrower shall pay, on demand, all reasonable fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:

(a)           Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).

(b)           Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower in connection with this Agreement or any of the transactions contemplated by this Agreement.

(c)           The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.

(d)           The REIT’s Registration Statement, or similar disclosure documents, including fees payable to any rating agencies, including the reasonable fees and expenses of Lender’s attorneys and accountants.

Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances.  However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender.  Any attorneys’ fees and expenses payable by Borrower pursuant to this Section 23.03 shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  Any amounts payable by Borrower pursuant to this Section 23.03, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents.  Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to applicable law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under applicable law.  The provisions of this Section 23.03 are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section 23.03.

Section 23.04.     Payment Procedure.

All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.

Section 23.05.     Payments on Business Days.

In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.

Section 23.06.     Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.

NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF THE BORROWER UNDER THE NOTES, AND THE BORROWER UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (a) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (b) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY (OTHER THAN DEPOSIT ACCOUNTS), WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE DISTRICT OF COLUMBIA UNIFORM COMMERCIAL CODE AND (c) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF DEPOSIT ACCOUNTS, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE DEPOSIT ACCOUNT IS LOCATED.  THE BORROWER AGREES THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA.  THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS.  THE BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.  NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT THE LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST THE BORROWER, AND AGAINST THE COLLATERAL IN ANY OTHER JURISDICTION.  INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY THE BORROWER TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA.  THE BORROWER (i) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (ii) WAIVES ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE.  FURTHER, THE BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION 23.06. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY THE BORROWER UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY THE BORROWER’S FREE WILL.

Section 23.07.     Severability.

In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.

Section 23.08.     Notices.

(a)           Manner of Giving Notice.  Each notice, direction, certificate or other communication hereunder (in this Section 23.08 referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:

(i)           personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);

(ii)          sent by Federal Express (or other similar overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);

(iii)         sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two (2) Business Days) (any notice so delivered shall be deemed to have been received (A) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (B) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

(iv)            addressed to the parties as follows:

As to Borrower:	c/o Mid-America Apartment Communities, Inc.
6584 Polar Avenue
Suite 300
Memphis, Tennessee 38138
Attention:        Al Campbell, Chief Financial
   Officer
Telecopy No.:  (901) 682-6667

with a copy to:	Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place
Suite 900
Memphis, Tennessee  38103-3672
Attention:         John A. Stemmler, Esq.
Telecopy No.:  (901) 543-5999

As to Lender:	Prudential Multifamily Mortgage, Inc.
c/o Prudential Asset Resources
2100 Ross Avenue
Suite 2500
Dallas, Texas  75201
Attention:  Asset Management Department
Telecopy No.:   (214) 777-4556

with a copy to:	Prudential Multifamily Mortgage, Inc.
8401 Greensboro Drive
Suite 200
McLean, Virginia  22102
Attention: Laura Eckhardt
Telecopy No.: (703) 610-1422

and	Prudential Multifamily Mortgage, Inc.
Four Embarcadero Center
Suite 2700
San Francisco, California  94111
Attention:  Harry N. Mixon, Esq.
Telecopy No.:  (415) 956-2197

As to Fannie Mae:	Fannie Mae
3939 Wisconsin Avenue, N.W.
Washington, D.C.  20016-2899
Attention:        Vice President for
Multifamily Asset Management
Telecopy No.:  (202) 752-5016

with a copy to:	Venable LLP
575 7th Street, N.W.
Washington, D.C.  20004
Attention:        Stephanie L. DeLong, Esq.
Telecopy No.: (202) 344-8300

(b)           Change of Notice Address.  Any party may, by notice given pursuant to this Section 23.08, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt.  Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.

Section 23.09.     Further Assurances and Corrective Instruments.

(a)           Further Assurances.  To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.

(b)           Further Documentation.  Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at their cost and expense, such documentation or information.  Borrower shall execute and deliver to Lender such documentation, including any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.

(c)           Compliance with Investor Requirements.  Without limiting the generality of subsection (a), Borrower  shall do anything necessary to comply with the reasonable requirements of Lender in order to enable Lender to sell the MBS backed by an Advance.

Section 23.10.     Term of this Agreement.

This Agreement shall continue in effect until the Termination Date.

Section 23.11.     Assignments; Third-Party Rights.

Borrower shall not assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender.  Lender may assign its rights and obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae, but may not delegate its obligations under this Agreement unless required to do so pursuant to Section 19.04.  Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights and obligations under this Agreement without Borrower’s consent.  Fannie Mae shall be permitted to hold, sell or securitize Advances made hereunder without Borrower’s consent.

Section 23.12.     Headings.

Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 23.13.     General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Article 1, Section 15.01, Section 16.01 and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

Section 23.14.     Interpretation.

The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents.  Accordingly, the parties agree that any rule of construction which disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.

Section 23.15.     Standards for Decisions, Etc.

Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion.  Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.

Section 23.16.     Decisions in Writing.

Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.

Section 23.17.     Joint and Several Liability.

Each Borrower shall be jointly and severally liable for the payment and performance of each obligation of Borrower arising under any of the Loan Documents on a recourse basis, subject to the provisions of Section 22.01.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation

By:	/s/Al Campbell
Name:	Al Campbell
Title:	EVP, CFO

MID-AMERICA APARTMENTS, L.P.,
a Tennessee limited partnership

By:	Mid-America Apartment Communities, Inc., a Tennessee corporation, its general partner

	By:	/s/Al Campbell
	Name:	Al Campbell
	Title:	EVP, CFO

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LENDER:

PRUDENTIAL MULTIFAMILY MORTGAGE, INC., a Delaware corporation

By:	/s/Sharon D Callahan
Name:	Sharon D. Callahan
Title:	Vice President

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FANNIE MAE:

FANNIE MAE, the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq.

By:	/s/Gerald P LaHale
Name:	Gerald P. LaHale
Title:	Vice President

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